UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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Ennis, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Ennis, Inc.

2441 Presidential Parkway

Midlothian, TX 76065

Dear Shareholders:

The board of directors and management cordially invite you to attend the Ennis, Inc. annual meeting of shareholders to be held at 10:00 a.m., local time, on Thursday, July 24, 2014, at the Midlothian Community Center, One Community Circle, Midlothian, Texas 76065. The formal notice of the annual meeting of shareholders and proxy statement are attached.

Ennis, Inc. has chosen to furnish its Proxy Statement and Annual Report to its shareholders over the Internet, as allowed by the rules of the Securities and Exchange Commission. Rather than mailing paper copies, we believe that this e-proxy process will expedite shareholder receipt of the materials, lower Ennis’ expenses associated with this process, and eliminate unnecessary printing and paper usage. As a shareholder of Ennis, you are receiving by mail (or electronic mail) a Notice of Internet Availability of Proxy Materials (the “Notice”) which will instruct you on how to access and review the proxy statement and annual report over the Internet. The Notice will also instruct you how to vote your shares over the Internet. Shareholders who would like to receive a paper copy of our Proxy Statement and Annual Report, free of charge, should follow the instructions on the Notice. Shareholders who request paper copies will also receive a proxy card or voting instructions form to allow them to vote their shares by mail in addition to over the Internet or by telephone.

It is important that your shares be voted at the meeting in accordance with your preference. If you do not plan to attend, you may vote your shares by following the instructions in the Notice. If you are able to attend the meeting and wish to vote in person, you may withdraw your proxy at that time. See response to the question “How do I vote?” in the proxy statement for a more detailed description of voting procedures and the response to the question “Do I need an admission ticket to attend the annual meeting?” in the proxy statement for our procedures for admission to the meeting.

Sincerely,

Keith S. Walters	Richard L. Travis, Jr.
President, Chief Executive Officer and	Chief Financial Officer
Chairman of the Board

Ennis, Inc.

2441 Presidential Parkway

Midlothian, TX 76065

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, July 24, 2014

To our shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Ennis, Inc., will be held on Thursday, July 24, 2014, at 10:00 a.m., local time, at the Midlothian Community Center located at One Community Circle, Midlothian, Texas 76065 (the “Annual Meeting”). At the Annual Meeting, we will ask you to vote on the following proposals:

•	The election of three Directors to serve for a three-year term or until their successors are duly elected and qualified;

•	Ratify the appointment of the independent registered public accountants; and

•	Approve a non-binding advisory vote on executive compensation.

In their discretion, the proxies are authorized to vote, as described in the accompanying proxy statement, upon any other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on May 27, 2014, are entitled to receive notice of and to vote their shares at the Annual Meeting.

Ennis, Inc. is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders over the Internet. Ennis, Inc. believes that this process allows us to provide you with the information you need while lowering the costs associated with the Annual Meeting. While you are cordially invited to attend the Annual Meeting in person, you may either vote at the Annual Meeting or vote by proxy, which allows your shares to be voted at the Annual Meeting even if you are not able to attend. However, to ensure that your vote is counted at the Annual Meeting, please vote as promptly as possible.

.

By Order of the Board of Directors

Michael D. Magill
Corporate Secretary
Midlothian, Texas
June 13, 2014

ENNIS, INC.

2441 Presidential Parkway

Midlothian, Texas 76065

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be held on July  24, 2014

QUESTIONS AND ANSWERS REGARDING THE PROXY

STATEMENT AND ANNUAL MEETING

When and where is the Annual Meeting?

The Annual Meeting of Shareholders will be held on Thursday, July 24, 2014, at 10:00 a.m., local time, at the Midlothian Community Center located at One Community Circle, Midlothian, Texas 76065. You are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), Ennis, Inc. (“Ennis” or the “Company”) has elected to provide access to its Proxy Statement and Annual Report, which we refer to as the proxy materials, over the Internet or, upon your request, has delivered printed versions of the proxy materials to you by mail. The proxy materials are being provided in connection with Ennis’ solicitation of proxies for use at the Annual Meeting of Shareholders, or at any adjournment or postponement thereof. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about June 13, 2014, to its shareholders entitled to receive notice of and to vote at the meeting.

All shareholders will have the ability to access the proxy materials on the web site referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed set may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an on-going basis. Ennis encourages shareholders to take advantage of the availability of the proxy materials over the Internet.

How can I access the proxy materials electronically?

The Notice will provide you with instructions regarding how to:

•	View Ennis’ proxy materials for the annual meeting over the Internet; and

•	Instruct Ennis to send future proxy materials to you electronically or by email.

Ennis’ proxy materials are also available on Ennis’ web site at www.ennis.com/investor_relations.

Choosing to receive future proxy materials by email will save Ennis the cost of printing and mailing documents to you thereby lowering the costs associated with the Annual Meeting. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting web site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is included in the proxy materials?

Ennis’ Annual Report on Form 10-K for the year ended February 28, 2014, as filed with the SEC on May 9, 2014 and this Proxy Statement.

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

I may have received more than one Proxy Statement. Why?

If you received more than one Proxy Statement, your shares are probably registered differently or are in more than one account. Please vote each proxy card/notice that you received.

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation can be found with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

FOR, the Board’s proposal to elect the nominated Directors,

FOR, the Board’s proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm,

FOR, the non-binding advisory vote on executive compensation for our named executive officers.

What will occur at the Annual Meeting?

We will determine whether enough shareholders are present at the meeting to conduct business. Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of our common stock as of May 27, 2014 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

All shareholders of record at the close of business on May 27, 2014 will be entitled to vote on matters presented at the meeting or any adjournment thereof. On May 27, 2014, there were 26,142,017 shares of our common stock issued and outstanding. The holders of a majority, or 13,071,009 of the shares of our common stock entitled to vote at the meeting, must be represented at the meeting in person or by proxy to have a quorum for the transaction of business at the meeting and to act on the matters specified in the Notice.

If a quorum of shareholders are present at the meeting to conduct business, then we will vote to elect as members of our Board of Directors for a three-year term the following individuals: Irshad Ahmad, Frank D. Bracken and Keith S. Walters, ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2015, tabulate the non-binding vote on executive compensation, and any other business properly coming before the meeting.

After each proposal has been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. We have hired Computershare Investor Services, LLC, our transfer agent, to count the votes represented by proxies cast by ballot. Employees of Computershare Investor Services, LLC and our legal counsel will act as inspectors of election.

A representative of Grant Thornton LLP, our independent registered public accounting firm, is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement, if such representative so desires, and to respond to appropriate questions.

How many votes are necessary to elect the nominees for director?

When a quorum is present, directors will be elected by a majority of votes cast, unless the election is contested, in which case directors will be elected by a plurality of votes cast. An election will be contested if the number of nominees, as determined by the Board of Directors, exceeds the number of directors to be elected. A “majority of votes cast” means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. The following will not be deemed votes cast: (i) a share otherwise present at the meeting but for which there is an abstention and (ii) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. Brokers are not permitted to vote for the election of directors, unless you provide specific instructions to them by completing and returning the Voting Instruction Form or following the instructions provided to you by your broker for voting your shares by telephone or the Internet.

With respect to the election of directors, shareholders have cumulative voting rights, which means that each shareholder entitled to vote (a) has the number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected and (b) may cast all such votes for one nominee or distribute such shareholder’s votes among the nominees as the shareholder chooses. The right to cumulate votes may not be exercised until a shareholder has given written notice of the shareholder’s intention to vote cumulatively to the corporate secretary on or before the day preceding the election. If any shareholder gives such written notice, then all shareholders entitled to vote or their proxies may cumulate their votes. Upon such written notice, the persons named in the accompanying form of proxy may cumulate their votes. As a result, the Board also is soliciting discretionary authority to cumulate votes.

How are votes counted for the election of directors?

In the election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees. Abstentions will be counted for purposes of determining the presence or absence of a quorum only.

What happens if a director in an uncontested election does not receive a majority of votes cast for his or her election?

If a director in an uncontested election does not receive a majority of votes cast for his or her election, the director will, within ten business days of certification of election results, submit to the Board of Directors a letter of resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will promptly assess the appropriateness of such nominee continuing to serve as a director and recommend to the Board the action to be taken with respect to such tendered resignation. The Board will determine whether to accept or reject such resignation or what other action should be taken within 90 days of the certification of election results.

How many votes are necessary to ratify the selection of Grant Thornton LLP?

The ratification of the selection of Grant Thornton LLP, as our independent registered public accounting firm, requires the affirmative vote of the shareholders present or represented by proxy and representing a majority of votes entitled to be cast. Abstentions will have no effect as a vote. Brokers holding shares for beneficial owners have discretionary voting power to vote such shares in favor of this proposal, unless instructed otherwise.

How many votes are necessary to approve the non-binding advisory vote on executive compensation?

Approval of the non-binding advisory vote on executive compensation will require an affirmative vote of the shareholders present or represented by proxy and representing a majority of the shares entitled to be cast. Abstentions will have the same effect as a vote against this proposal. Brokers will not have discretionary voting power on this proposal and are not permitted to vote on this proposal, unless you provide specific instructions to them by completing and returning the Voting Instructions Form or following the instructions provided to you by your broker for voting your shares by telephone or the Internet. As your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee and the Board will take the outcome into account when considering future executive compensation arrangements.

What if a nominee is unwilling or unable to serve?

The persons nominated for election to our Board of Directors have agreed to stand for election. However, should a nominee become unable or unwilling to accept nomination or election, the proxies will be voted for the election of such other person as the Board may recommend. Our Board of Directors have no reason to believe that the nominees will be unable or unwilling to serve if elected, and to the knowledge of the Board, the nominees intend to serve the entire term for which election is sought.

What is the difference between holding shares of Ennis stock as a “shareholder of record” and as a “beneficial owner”?

Many of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between holding shares as a “shareholder of record” and holding shares as a “beneficial owner” in street name.

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, LLC, you are the “shareholder of record” of the shares. If your shares are held in a brokerage account or by a bank or by another nominee, you are the “beneficial owner” of shares held in street name.

How do I vote?

You may vote using any of the following methods:

•	By Internet

If you are a shareholder of record, you will need the control number included on the Notice to access the proxy materials. Follow the instructions on the Notice to vote your shares electronically over the Internet. If you are a beneficial owner of shares, you may vote your shares electronically over the Internet by following the instructions sent to you by your broker, bank or other holder of record.

•	By Mail

If you are a shareholder of record, request from us, by following the instructions on the Notice, printed copies of the proxy materials, which will include a proxy card. If you are a beneficial owner of shares, you may vote your shares by mail by following the instructions sent to you by your broker, bank or other holder of record. Be sure to complete, sign and date the proxy card or voting instruction form and return it in the prepaid envelope.

•	By Telephone

If you are a shareholder of record, you may vote your share telephonically by calling the toll-free number that is referenced in the proxy materials available over the Internet or by mail. If you are a beneficial owner of shares, you may vote your shares telephonically by following the instructions sent to you by your broker, bank or other holder of record.

•	In person at the Annual Meeting

All shareholders of record may vote in person at the Annual Meeting. You can request a ballot at the meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

Internet and telephone voting facilities for shareholders of record will be available 24 hours a day, and will close at 1:00 a.m. central time on July 24, 2014. The availability of Internet and telephone voting for beneficial owners will depend on the voting process of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials provided to you by your broker, bank or other holder of record. If you vote over the Internet or by telephone, you do not have to return a proxy card or voting instruction form. If you are located outside the U.S. and Canada, please use the Internet or mail voting methods. Your vote is important.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy prior to the completion of voting at the Annual Meeting by:

•	Sending written notice to our Corporate Secretary at 2441 Presidential Parkway, Midlothian, Texas 76065;

•	Timely delivering a valid, later dated proxy or later dated vote via the Internet or telephone; or

•	Voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares through one of the Company’s employee benefit plans and do not vote your shares, your shares (along with all other shares in the plan for which votes are not cast) will be voted pro rata by the trustee in accordance with the votes directed by other participants in the plan who elect to act as a fiduciary entitled to direct the trustee of the applicable plan on how to vote the shares.

What happens if I do not give specific voting instructions?

If you are a shareholder of record and you sign and return a proxy card without giving specific instructions, the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine, in their discretion, with respect to other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares and do not provide your broker, bank or other holder of record with specific voting instructions, then under the rules of the New York Stock Exchange, your broker, bank, or other holder of record may only vote on matters for which it has discretionary voting power to vote. If your broker, bank, or other holder of record does not receive instructions from you on how to vote your shares and such holder does not have discretion to vote on the matter, then that holder will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares and your shares will not be voted on that matter.

How do I raise an issue for discussion or vote at the next Annual Meeting?

Under SEC rules, a shareholder who intends to present a proposal, including the nomination of directors, at the 2015 Annual Meeting of Shareholders and who wishes the proposal to be included in the Proxy Statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than February 13, 2015. Any such proposals must comply with SEC regulations under Rule 14a-8 of the Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

All written proposals should be directed to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403.

The Nominating and Corporate Governance Committee is responsible for selecting and recommending director candidates to our Board, and will consider nominees recommended by shareholders. If you wish to have the Nominating and Corporate Governance Committee consider a nominee for director, you must send a written notice to the Company’s Corporate Secretary at the address provided above and include the information required by the Nominating and Corporate Governance Committee Charter as discussed in the section entitled Director Nominating Processes of this Proxy Statement.

Could other matters be decided at the Annual Meeting?

As of the date we began to deliver the Notice, we did not know of any matters to be brought before the Annual Meeting other than those described in this proxy statement.

If you vote your shares over the Internet or by telephone, or you sign and return a proxy card or voting instructions form, and other matters are properly presented at the Annual Meeting for consideration, the proxies appointed by the Board of Directors (the persons named in your proxy card) will have the discretion to vote on those matters for you. The proxies intend to vote in accordance with their best judgment in the interest of Ennis and its shareholders.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders of record entitled to vote at the Annual meeting will be available at the Annual Meeting, and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 8:30 a.m. and 5:00 p.m. central time, at our corporate headquarters at 2441 Presidential Parkway, Midlothian, Texas 76065 by contacting our corporate secretary.

Who will pay for the cost of this solicitation?

Our Board has sent you this Proxy Statement. Our directors, officers, and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies.

Do I need an admission ticket to attend the annual meeting?

You will need an admission ticket or proof of stock ownership to enter the annual meeting. If you are a shareholder of record, your admission ticket is the Notice mailed (or sent electronically) to you or the admission ticket attached to you proxy card if you elected to receive a paper copy of the proxy materials. If you plan to attend the annual meeting, please bring it with you to the Annual Meeting.

If you are a beneficial owner of shares and you plan to attend the annual meeting, you must present proof of your ownership of Ennis common stock (“Common Stock”), such as a bank or brokerage account statement, to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting. If you have any questions about attending the meeting, please call investor relations at 972-775-9800 or toll-free at 800-752-5386.

Where can I find the voting results of the Annual Meeting?

We will announce the voting results at the Annual Meeting and will publish the results in our current report on Form 8-K. We will file that report with the Securities and Exchange Commission on or around July 25, 2014. This Form 8-K will be available without charge to shareholders upon written request to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com.

PROPOSAL NO. 1

APPROVAL OF ELECTION OF EACH OF THE THREE DIRECTOR NOMINEES

The number of directors who shall constitute the Company’s Board of Directors is currently set at nine. The Board of Directors consists of three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Shareholders held in the year in which the term for their class expires.

Our Board of Directors proposes the election of Irshad Ahmad, Frank D. Bracken and Keith S. Walters as directors, to hold office for a term of three years, expiring at the close of our Annual Meeting of Shareholders to be held in 2017, or until their successors are duly elected and qualified. It is the Board’s opinion that because of the candidates’ business experience and/or their tenure as directors of the Company, they are sufficiently familiar with the Company and its business to be able to competently direct the Company’s business affairs. Biographical information on all candidates is set forth in “Directors — Summary of Our Independent Directors.”

If Mr. Ahmad, Mr. Bracken, or Mr. Walters becomes unavailable for election, which is not anticipated, the proxies will be voted for the election of such other person as the Board may recommend.

The Board of Directors recommends that shareholders vote “FOR” the Nominees for Director set forth above.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton LLP served as the Company’s independent registered public accounting firm for fiscal 2014 and has reported on our financial statements. The Audit Committee of the Board of Directors has selected Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2015. The Board of Directors is asking shareholders to ratify this selection. Although SEC regulations and the NYSE listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board of Directors considers the selection of an independent registered public accounting firm to be an important matter to shareholders and considers a proposal for shareholders to ratify such appointment to be an opportunity for shareholders to provide input to the Audit Committee and the Board of Directors on a key corporate governance issue.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of the Company’s independent registered public accounting firm for fiscal year 2015.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Ennis shareholders have the opportunity at the Annual Meeting to vote on an advisory resolution on our executive compensation package, otherwise known as “Say-on-Pay,” to approve the compensation of Ennis’s named executive officers, as described in the Executive Compensation section of this proxy statement. Because your vote is advisory, it will not be binding upon the Board; however, the Compensation Committee and the Board will take the outcome into account when considering future executive compensation arrangements. This vote is required pursuant to Section 14A of the Securities Exchange Act. The current frequency of this shareholder advisory vote on executive compensation is each year and the next such shareholder advisory vote will occur at the next Annual Meeting of Shareholders in 2015.

Our Compensation Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. The company’s compensation package utilizes a mixture of cash and equity awards to align executive compensation with our annual and long-term performance. These programs reflect the Committee’s philosophy that executive compensation should provide rewards for superior performance, as well as accountability for underperformance. At the same time, we believe our programs do not encourage excessive risk-taking by our management team. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board requests our shareholders approve the Company’s executive compensation for our named executive officers as described in this proxy statement pursuant to the SEC disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables.

The Board of Directors recommends that you vote “FOR” the non-binding advisory vote on executive compensation for our named executive officers.

CORPORATE GOVERNANCE MATTERS

General

Our Corporate Governance Guidelines address the following matters, among others: director qualifications, director responsibilities, Board Committees, director access to officers, employees and independent advisors, director compensation, Board performance evaluations, director orientation and continuing education, CEO evaluation and succession planning. The Corporate Governance Guidelines also contain categorical standards, which are consistent with the standards set forth in the New York Stock Exchange (“NYSE”) listing standards, to assist the Board in determining the independence of the Company’s directors. A copy of these guidelines is available free of charge upon written request to Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, Texas 76065-0403 or via the Internet at www.ennis.com.

Board Size

The Company’s By-laws provide that the number of directors is nine.

Director Independence

Our Governance Guidelines provide that the Board of Directors is to be composed of a majority of independent directors. The Board has determined that each non-employee director meets the standards regarding independence set forth in the Corporate Governance Guidelines of the Company and in compliance with NYSE rules and has no material relationship with the Company. The Board of Directors has determined that the independent directors, which consist of Mr. Price, Mr. Pritchett, Mr. Quiroz, Mr. Taylor, Mr. Long, Mr. Schaefer, and Mr. Bracken, after election, constitute a majority of the Board.

Criteria for Membership on the Board

When identifying director nominees, the Nominating and Corporate Governance Committee (the “Committee”) seeks director candidates with high personal and professional ethics, integrity and values. In addition, the Committee looks for nominees that have outstanding records of accomplishments in their chosen business or profession, and are committed to representing the long-term interest of our shareholders. The Board seeks members reflecting a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings.

Director Nomination Process

The charter of our Nominating & Corporate Governance Committee (the “Nominating Committee”) allows shareholders to recommend to the Nominating Committee candidates for membership on the Board of Directors. To recommend a candidate for director using this process, the shareholder must follow procedures set forth in the Nominating Committee Charter and the candidate must meet the qualification standards set forth in the Company’s Corporate Governance Guidelines.

Only shareholders that have owned at least 5% of the outstanding shares of Common Stock for more than one year from the date of the shareholder’s recommendation may submit the name of a candidate for the Nominating Committee to consider for nomination. To propose a candidate, the shareholder must provide the following information in the shareholder’s notice:

•	Name of the candidate;

•	A resume and brief biographical sketch of the candidate;

•	Proof that the shareholder owns 5% or more of the outstanding shares of Common Stock;

•	Proof that the shareholder has owned at least 5% of the outstanding shares of Common Stock for more than one year from the date of the shareholder’s recommendation; and

•	The candidate’s consent and willingness to serve on the Board if elected.

To include a candidate in any proxy statement for the election of directors, the Company will also need the following information:

•	The nominee’s name, age and business and residence address;

•	The nominee’s principal occupation or employment;

•	The class and number of shares of Common Stock, if any, owned by the nominee;

•	The name and address of the nominating shareholder as they appear on the Company’s books;

•	The class and number of shares of Common Stock owned by the nominating shareholder as of the record date for the annual meeting (if this date has been announced) and as of the date of the notice;

•	A representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the candidate specified in the notice;

•	A description of all arrangements or understandings between the shareholder and the nominee; and

•	Any other information regarding the nominee or shareholder that would be required to be included in a Proxy Statement relating to the election of directors.

Candidates recommended by the Company’s shareholders are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third party search firms or other sources. The Nominating Committee will request and review the resume of any of the candidates based on the qualifications set forth in the Nominating Committee Charter and the Company’s Governance Guidelines. There can be no more than one shareholder nominee in our Proxy Statement for any given Annual Meeting.

Board Responsibilities

Our business is managed under the direction of the Board. The Board monitors management on behalf of the shareholders. Among the Board’s major responsibilities are:

•	Selection, compensation and evaluation of the Executive Officers and oversight of succession planning for the Chief Executive Officer;

•	Assurance that processes are in place to promote compliance with law and high standards of business ethics;

•	Oversight of Ennis’ strategic planning;

•	Approval of all material transactions and financings;

•	Understanding Ennis’ financial statements and other disclosures and evaluating and changing where necessary the process for producing accurate and complete reporting;

•	Using its experience to advise management on major issues facing Ennis; and

•	Evaluating the performance of the Board and its committees and making appropriate changes where necessary.

Directors are expected to maintain a good attendance record, and familiarize themselves with any materials distributed prior to each Board or committee meeting. All directors may place items on agendas for Board meetings. The chair of the Committee clears agendas for the meeting of committees of the Board, and committee members may place items on the agenda.

Board Leadership Structure, Board Meetings and Executive Sessions

The Board does not maintain a strict policy regarding the separation of the offices of Chairman and CEO. The Board does review its structure on an annual basis and definitely believes this is a matter that should be part of any succession planning process. We currently believe there is no benefit in separation of the two offices considering the open and effective relationship the Board enjoys with the incumbent CEO.

As discussed in our Corporate Governance Guidelines, we have an established policy for a Committee Chairman to act as lead director to liaison with the CEO, establish agenda items for Board meetings and executive sessions, and moderate the executive sessions. The lead director serves on a pre-established rotating basis with the other Committee Chairs.

The Board of Directors not only holds regular quarterly meetings, but also holds other meetings each year to review the Company’s strategy, to approve its annual business plan and annual budget, and to act on the Company’s regulatory filings with the SEC. The Board of Directors also communicates informally with management on a regular basis.

Non-employee directors meet by themselves, without management or employee directors present, at every regularly scheduled Board meeting. All Board Committees meet as needed, with the Chief Executive Officer, who is a non-voting, ex-officio member of each Committee. He can be excused from any meeting at the request of the Independent Directors.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee and are comprised entirely of independent directors. Each committee meets in sessions on pre-determined dates, or as needed.

Director Access to Management and Independent Advisors

All directors are able to directly contact members of management, including, in the case of the Audit Committee, direct access to the head of internal audit. Broad management participation is encouraged in presentations to the Board, and executive management frequently meets with Board members on an individual basis. The Board and its Committees are empowered to hire, at the Company’s expense, their own financial, legal and other experts to assist them in addressing matters of importance to the Company.

Board Self-Evaluation

The Nomination and Corporate Governance Committee conducts a self-evaluation of the Board’s performance annually, which includes a review of the Board’s composition, responsibilities, leadership and committee structure, processes and effectiveness. This committee of the Board conducts a similar self-evaluation with respect to each committee. In addition, each member of the Board is individually evaluated by each other member of the Board, on a periodic basis and annually upon the attainment of age 75 or when up for election.

Director Orientation and Education

Directors are provided, as may be required, with materials regarding Ennis upon their initial election to the Board. Other orientation procedures include meetings with senior executives of the Company in its major business units. Board meetings are occasionally held outside the corporate office to permit directors to visit operating locations of Ennis subsidiaries.

Non-Employee Director Compensation and Stock Ownership

The Nominating and Corporate Governance Committee reviews non-employee director compensation and benefits on an annual basis and makes recommendations to the Board regarding appropriate compensation for the Board’s approval. It is the Company’s policy that a portion of non-employee directors’ compensation should be equity-based. For details on the compensation currently provided to non-employee directors, please see Director Compensation section of this proxy statement.

In 2011, a stock ownership policy for all non-employee directors was modified and adopted by the Board. This policy requires that all non-employee directors will maintain at all times a minimum ownership investment in the Common Stock equal to six times their annual retainer with additional ownership investment encouraged. A newly elected non-employee director has five years to satisfy this minimum ownership investment. For additional information of non-employee director stock ownership, please see Security Ownership of the Board of Directors and Executive Officers section of this Proxy Statement.

The Company also expects all directors to comply with all federal and state laws regarding trading in securities of the Company and disclosing material, non-public information regarding the Company. The Company has procedures in place to assist directors in complying with these laws.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics for Directors and Employees designed to help Directors and employees resolve ethical issues in an increasingly complex global business environment. Our Code of Business Conduct and Ethics applies to all Directors and employees, including the Chief Executive Officer, the Chief Financial Officer, and all other executive officers. Our Code of Business Conduct and Ethics covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website under the “Corporate Governance” caption in the “Investor Relations” section. A copy of the Code of Business Conduct and Ethics is available free of charge by contacting Investor Relations Department, Ennis, Inc. P.O. Box 403, Midlothian, TX 76065-0403.

Risk Oversight

The Board exercises oversight of the Company’s operational, financial, and strategic matters, as well as compliance and legal risk. The Board is responsible for assuring appropriate alignment of its leadership structure and oversight of management. Pursuant to delegated authority as permitted by the Company’s By-Laws, Corporate Governance Guidelines, and committee charters, the Board’s three standing committees oversee certain risks, and the Audit Committee coordinates the risk oversight role exercised by various committees and management. The Board considers broad risk factors in their Executive Sessions.

Communication with the Board

The Board of Directors maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may e-mail, call, or write to the Board, as more fully described on the Company’s website under the “Corporate Governance” caption. Communications addressed to individual Board members and clearly marked as shareholder/interested parties communications will be forwarded by the Corporate Secretary unopened to the individual addressed. Any communications addressed to the Board and clearly marked as shareholder and interested parties communications will be forwarded by the Corporate Secretary unopened to Thomas R. Price, Chairman of the Nominating and Corporate Governance Committee.

DIRECTORS

Term

The Company’s directors consist of three classes serving in staggered three-year terms. Directors for each class are elected at the Annual Meeting of Shareholders held in the year in which the term for their class expires.

Director Independence and Qualifications

As set forth in the Company’s Corporate Governance Guidelines, in selecting its slate of nominees for election to the Board, the Nominating and Corporate Governance Committee and the Board have evaluated, among other things, each nominee’s independence, satisfaction of regulatory requirements, financial literacy, personal and professional accomplishments and experience in light of the needs of the Company, and with respect to incumbent directors, past performance on the Board. See Corporate Governance Matters-Criteria for Membership on the Board section of this proxy statement. The Board has determined that Mr. Bracken has no material relationship with the Company either directly or indirectly and is “independent” within the meaning of the listing requirements of the NYSE. In addition, the Board has determined that each director nominee is financially literate and possesses the high level of skill, experience, reputation, and commitment that is mandated by the Board. Presented below is the biographical information of all our Board members, including the nominees (Messrs. Ahmad, Bracken and Walters).

Summary of Our Independent Directors

There is no family relationship among any of our directors and executive officers. The following table, listed in alphabetical order, sets forth the names of our current non-employee directors and nominees for director and their respective ages and positions with the Company.

Directors’ Name	Age	Director Since	Term Expires	Positions
Frank D. Bracken	73	2008	2014	Director
Godfrey M. Long, Jr.	72	2006	2015	Director
Thomas R. Price	75	1989	2015	Director
Kenneth G. Pritchett	76	1999	2016	Director
Alejandro Quiroz	61	2003	2015	Director
Michael J. Schaefer	63	2007	2016	Director
James C. Taylor	72	1998	2016	Director

Set forth below is a description of the backgrounds of our non-employee directors, including the nominees for director. Information regarding our current employee directors (Messrs. Walters and Ahmad) can be found under Executive Officers – Summary of Our Executive Officers section of this Proxy Statement.

Frank D. Bracken, retired. Mr. Bracken served as President of Haggar Clothing Co. from 1994 to 2006, where he held various positions during his 42 year tenure. Mr. Bracken is the current Co-Chairman for the University of North Texas (“UNT”) $200 million capital campaign, the former Vice Chairman of the UNT Foundation, board member of the UNT Athletic Board, former Chairman of the Board of Big Brothers Big Sisters Lone Star, and former board member and member of the audit and compensation committees of Online Vacation Center (ONVC). Mr. Bracken is former board member of Haggar Clothing Co. and a current member of the Audit and Compensation Committees of Ennis, Inc. Mr. Bracken’s public company experience as a President and board member, along with extensive experience in apparel manufacturing, marketing, branding, sourcing, and product development provide him with strong insight, particularly with regard to apparel manufacturing and marketing matters, and make him an appropriate and valuable member of our Board and our Audit and Compensation Committees.

Godfrey M. Long, Jr., Business coach for owners of businesses and key executives focusing on effective management skills and strategic thinking. Mr. Long is a former consultant and director of Graphic Dimensions, a printing company and forms manufacturer in Atlanta, Georgia from 2003 to 2008. Mr. Long was Chairman and CEO of Short Run Companies, a forms manufacturer in Newport, Kentucky from 1984 to 2002. Mr. Long is a member of the Nominating and Corporate Governance Committee of Ennis, Inc. Mr. Long’s extensive experience in manufacturing and his seven years of service as President and board member of the Document Management

Industry Association (DMIA) for printing manufacturers and distributors provides him with strong insight into the manufacturing, marketing and strategic planning challenges facing the print industry today, and makes him an appropriate and valuable member of our Board and Nominating and Corporate Governance Committee.

Thomas R. Price, Owner and President of Price Industries, Inc., a real estate and investment company and owner and President of Price Oil, L.P., a company engaged in oil and natural gas production. Mr. Price has been engaged in his present occupation since 1968. Mr. Price is the chair of the Nominating and Corporate Governance Committee. Mr. Price has served on numerous boards and was the President and CEO of Congress Drive, a power transmission products manufacturing company, for 27 years. Mr. Price’s strong manufacturing experience and prior Board experience provides him with a strong insight, particularly with respect to manufacturing, finance and corporate governance issues, and makes him an appropriate and valuable member of our Board and Nominating and Corporate Governance Committee.

Kenneth G. Pritchett, President of Ken Pritchett Properties, Inc. Ken Pritchett Properties, Inc. is a Commercial and Residential Development Corporation in the DFW Metropolitan area since 1968, specializing in small commercial, medical, office parks and exclusive residential development. Mr. Pritchett served as a member of the Board of Methodist Hospitals of Dallas for over fifteen years. Mr. Pritchett has served as President of the Homebuilders Association of Dallas/Fort Worth and has been an executive officer of both the Texas and National Homebuilders Associations. Mr. Pritchett has served on 2 national bank boards and 2 government agency boards. Mr. Pritchett holds an MBA from U.C. Berkeley in Economics. Mr. Pritchett currently chairs the Audit Committee of Ennis and was the past chair of Ennis’s Compensation Committee. Mr. Pritchett’s extensive experience in finance, architecture and engineering provides him with a strong insight, particularly with regard to finance and construction aspects relating to our new manufacturing facility in Agua Prieta and makes him an appropriate and valuable member of our Board and Audit Committee.

Alejandro Quiroz, Chairman of the Board, President and CEO of InveStore, a U.S. Holding Company with investments in printing, commercial real estate and food companies in both the United States and Mexico. Mr. Quiroz, currently a resident of San Antonio, Texas, has been founder, shareholder and advisor for different print companies for more than twenty years. He has also been involved in the commercial real estate market in the United States as an investor in different partnerships. Mr. Quiroz is a member of both the Compensation Committee and Nominating and Corporate Governance Committee of Ennis. Mr. Quiroz was crucial in putting together a group of investors to form the Leader Graphic Arts Group in Mexico. He was one of the founders and Chairman of the Mexican Franchise Association in Mexico and was one of the founders and Chairman of the Mexican Entrepreneurs Association (AEM) in San Antonio, Texas. Mr. Quiroz’s extensive experience in running businesses in both the United States and Mexico provides him with a strong insight into cross-border, legal and cultural challenges facing United States companies doing business in Mexico. He has been an invaluable liaison between the Company and Mexico’s political system in helping the Company with its apparel manufacturing facility in Agua Prieta, Mexico. His skills and expertise make him an appropriate and valuable member of our Board and our Compensation and Nominating and Corporate Governance Committees.

Michael J. Schaefer, Executive Vice President, Chief Financial Officer and Treasurer of Methodist Health System, Dallas, TX (“Methodist”). Methodist owns and operates acute care hospitals and associated services in the Dallas metropolitan area. Mr. Schaefer has served in his present position with Methodist since 1982 and joined Methodist in 1979. Prior to Methodist, Mr. Schaefer was an audit supervisor with the public accounting firm of Ernst & Ernst (now Ernst & Young) where he worked from 1972 to 1979. Mr. Schaefer is a member of the American Institute of Certified Public Accountants. Mr. Schaefer is a member of the Audit Committee of Ennis. Mr. Schaefer’s extensive experience as a Chief Financial Officer and public company audit experience with Ernst & Young provides him with a strong insight, particularly with regard to accounting, corporate finance, internal/financial control environments and financial and system risks matters, and makes him an appropriate and valuable member of our Board and Audit Committee.

James C. Taylor, retired. Former Principal of The Anderson Group, Inc. (“Anderson”) from 1989 until 2009, where he served as CEO of four manufacturing firms owned by Anderson. Prior to 1989, Mr. Taylor was with United Technologies Automotive for 19 years in various capacities with the last seven years as a Senior Group Vice President of two separate manufacturing groups. Mr. Taylor is the chairman of the Compensation Committee. Mr. Taylor’s extensive experience in manufacturing provides him with a strong insight, particularly with regard to operations, cost systems strategic planning and business management and makes him an appropriate and valuable member of our Board and Compensation Committee.

Attendance

During fiscal year 2014, the Board of Directors met four times. No incumbent directors attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he was a member. In addition, the Directors are encouraged and expected to attend the annual meetings of the Company’s shareholders. All of the incumbent directors attended the fiscal 2013 Annual Meeting of Shareholders.

Committee Membership

The Company currently has three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee currently is comprised of three non-employee directors, all of whom are considered independent under NYSE listing standards and our Governance Guidelines. The Board of Directors meet regularly in executive session without management. The charters for these committees can be found on the Company’s website at www.ennis.com under the “Corporate Governance” caption in the “Investor Relations” section. A copy of these charters is available free of charge by contacting Investor Relations Department, Ennis, Inc., P.O. Box 403, Midlothian, TX 76065-0403.

The following table details the membership of each of our committees as of February 28, 2014 and the number of times during the year each of these committees met.

Directors’ Name	Audit	Compensation	Nominating and Corporate Governance
Number of meetings held during fiscal year end February 28, 2014	5	3	3
Non-Employee Independent Directors
Frank D. Bracken	X	X
Godfrey M. Long, Jr.			X
Thomas R. Price			C
Kenneth G. Pritchett	C
Alejandro Quiroz		X	X
Michael J. Schaefer	X
James C. Taylor		C

C Committee Chairman

X Committee Member

Audit Committee

During fiscal year 2014, the Audit Committee met five times. The Audit Committee (i) discusses with management, the independent auditors, and the internal auditors the integrity of our accounting policies, internal controls, corporate governance, financial statements, financial reporting practices and significant corporate risk exposures, and steps management has taken to monitor, control and report such exposures; (ii) monitors the qualifications, independence and performance of our independent auditors and internal auditors; (iii) monitors our overall direction and compliance with legal and regulatory requirements and corporate governance, including our code of business conduct and ethics; and (iv) maintains open and direct lines of communication with the Board and our management, internal auditors and independent auditors.

Compensation Committee

During fiscal year 2014, the Compensation Committee met three times. The Compensation Committee oversees and administers our executive compensation policies, plans, and practices and assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees. In particular, the Compensation Committee is charged with assisting the Board in (i) assessing whether the various compensation programs of the Company are designed to attract, motivate and retain the senior management necessary for the Company to deliver consistently superior results and are performance based, market driven and shareholder aligned; (ii) its oversight of specific incentive compensation plans adopted by the Company, with the approval of this Committee, included stock plans, supplemental executive retirement plans and short term and long term incentive compensation plans for members of senior management of the company; (iii) assessing the effectiveness of succession planning relative to senior management of the Company; (iv) its approval, review and oversight of benefit plans of the company; (v) its oversight of the performance and compensation of the Chief Executive Officer of the Company and the other members of the senior management team of the Company. In addition, the Compensation Committee will direct the production of all reports that the SEC rules require be included in the Company’s annual proxy statement; and (vi) assessing compensation programs for material risks to the health of the Company. It is the sole responsibility of the Compensation Committee to assist the Board in these functions, and the authority of the Compensation Committee may not be delegated. For further information regarding the Compensation Committee’s role in determining executive compensation, please see the Compensation — Compensation Discussion & Analysis below.

Nominating and Corporate Governance Committee

During fiscal year 2014, the Nominating and Corporate Governance Committee met three times. The Nominating and Corporate Governance Committee identifies, investigates and recommends to the Board director candidates with the goal of creating balance of knowledge, experience and diversity. Generally, the Committee identifies candidates through the personal, business and organizational contacts of the directors and management. Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board and the evolving needs of the Company’s businesses. It is the Board’s policy that at all times at least a majority of its members meets the standards of independence promulgated by the NYSE and the SEC and as set forth in the Company’s Corporate Governance Guidelines, and that all members reflect a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets and leadership sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending all Board and applicable committee meetings.

The Nominating and Corporate Governance Committee has no specific policy on diversity. However, one factor among the criteria used to evaluate nominees for the Board is diversity of viewpoints, background, experience, accomplishments, education and skills. The Board believes that such diversity provides varied perspectives which promote active and constructive dialogue among Board members and between the Board and management, resulting in more effective oversight of management’s formulation and implementation of strategic initiatives. The Board believes this diversity is demonstrated in the varied experience, qualifications and skills of the members of the Board. In the Board’s executive sessions and in annual performance evaluation conducted by the Board, the Board from time to time considers whether the Board’s composition reflects such diversity and whether such diversity promotes a constructive and collegial environment. In determining whether an incumbent director should stand for re-election, the Committee considers the above factors, as well as that director’s personal and professional integrity, attendance, preparedness, participation and candor, as well as the individual’s satisfaction of the criteria for nomination of directors as set forth in our Corporate Governance Guidelines and other matters determined by the Board.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Bracken, Mr. Quiroz and Mr. Taylor. All of the members of the Compensation Committee are non-employee directors of the Company and are not former officers of the Company. During fiscal year 2014, no executive officer of the Company served as a member of the board or compensation committee of a corporation whose executive officers served on the Board or Compensation Committee of this Corporation.

EXECUTIVE OFFICERS

Summary of Our Executive Officers

The following table, listed in alphabetical order, sets forth the names of our executive officers and their respective ages and positions with the Company. For those executive officers on our Board of Directors, it indicates the date they became a board member and when their current term expires. There is no family relationship among any of our directors and executive officers.

Executives’ Name	Age	On Board Since	Term Expires	Positions
Irshad Ahmad	46	2011	2014	Vice President—Apparel Division and Chief Technology Officer
Ronald M. Graham	66	—	—	Vice President—Administration
Michael D. Magill	66	—	—	Executive Vice President and Secretary
Richard L. Travis, Jr.	58	—	—	CFO, Vice President—Finance and Treasurer
Keith S. Walters	64	1997	2014	Chairman of the Board, CEO, President and Director

Set forth below is a description of the backgrounds of our executive officers.

Irshad Ahmad, Vice President—Apparel Division and Chief Technology Officer. Mr. Ahmad assumed the additional responsibilities of Vice President – Apparel Division in September 2008. In July 2008 Mr. Ahmad became an executive officer of the Company with his appointment to the Chief Technology Officer position. Prior to his promotion, Mr. Ahmad served as Vice President of Corporate Information Technology since 2007. He was the Vice President of IT for Alstyle Apparel (Ennis’ Apparel Segment) since 2001 and assumed the additional role of Vice President of Operations at Alstyle in 2005 until moving to corporate in 2007. Prior to joining the Company, Mr. Ahmad worked with GoInvest.com as senior database engineer to design and support development of their online trading system and financial search engine. He also served as head of the software development team for Soft Integrated Systems in Pakistan, during which time he was engaged in an ERP development project in the U.S. He has an undergraduate degree in Physics and Math and a Master’s of Computer Science.

Ronald M. Graham, Vice President—Administration. Mr. Graham joined the Company in January 1998 as Director of Human Resources and subsequently was elected to Vice President—Administration and Officer in June 1998. Mr. Graham served as a Director from 1998-1999 by appointment and was elected and served as Director from June 2003 until June 2008. Prior to joining the Company, Mr. Graham was with E.V. International, Inc. (formerly Mark IV Industries, Inc.), an electronics manufacturing company, for 17 years as Director Employee Relations and Vice President—Administration. Prior to that time, Mr. Graham was with Sheller-Globe Corporation, an automotive manufacturing company, for three years as Director of Labor Relations. Mr. Graham has primarily been responsible for managing the human resource functions and related administration including benefit plans, organizational planning, insurance, labor relations and payroll.

Michael D. Magill, Executive Vice President and Secretary. Mr. Magill joined the Company in 2003 as Vice President and Treasurer and subsequently was elected Executive Vice President in February 2005. Mr. Magill assumed the additional duties of Secretary of the Company on June 28, 2012. Prior to joining the Company, Mr. Magill was President and Chief Executive Officer of Safeguard Business Systems, Inc., a manufacturer and distributor of business forms, for six years. Prior to that time, Mr. Magill was Executive Vice President and CFO of KBK Capital Corporation, a publicly traded finance company. Mr. Magill joined KBK Capital Corporation after ten years with MCorp, a publicly traded bank holding company, where he held various positions beginning as head of corporate finance and ending as CFO during MCorp’s bankruptcy.

Richard L. Travis, Jr., Vice President—Finance, Chief Financial Officer, and Treasurer. Mr. Travis joined the Company in November 2005 as Vice President—Finance and Chief Financial Officer. He assumed the additional duties of Treasurer on June 28, 2012. Previously, Mr. Travis was employed as the Chief Financial Officer and

Senior Vice President of Human Resources with Peerless Mfg. Co. in Dallas, Texas, a publicly traded manufacturer of filtration/separation and environmental systems for the gas, petrochemical, refinery and power markets from February 2002 to November 2005. Prior to his experience at Peerless, Mr. Travis served as the Chief Financial Officer at TrinTel Communications, a provider of services to the wireless industry, from January 1999 to December 2001, as President/Chief Operating and Chief Financial Officer at CT Holdings, Inc., a publicly traded software development and incubation company, from December 1996 to December 1999, and as Executive Vice President and Chief Financial Officer for 10 years at Texwood Industries, Inc., a multi-state/country manufacturer of kitchen cabinets and doors. His 10 years of public accounting experience included positions as a Senior Audit Manager at Grant Thornton LLP as well as audit experience with Laventhol & Horwath and Ernst & Whinney (now Ernst & Young). Mr. Travis is a registered certified public accountant.

Keith S. Walters, Chairman of the Board, CEO and President. Mr. Walters joined the Company in August 1997 as Vice President-Commercial Printing Operations and was appointed Vice Chairman of the Board and Chief Executive Officer in November 1997. Prior to joining the Company, Mr. Walters was with Atlas/Soundolier, a division of American Trading and Production Company, a manufacturer of electronic sound and warning systems, from 1989 to 1997, as Vice President of Manufacturing. Prior to that time, Mr. Walters was with the Automotive Division of United Technologies Corporation, an automotive parts and manufacturing company, for 15 years, primarily in manufacturing and operations.

SECURITY OWNERSHIP

Security Ownership of the Board of Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of Common Stock as of May 27, 2014 for Common Stock beneficially owned by each director, each of the executive officers, and all directors and executive officers as a group:

The percentages of shares outstanding provided in the table are based on voting shares outstanding as of May 27, 2014. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of May 27, 2014 are considered outstanding for the purpose of calculating the percentage of outstanding shares of Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. In addition, the following shares have not been pledged by the respective officers or directors, unless otherwise stated in the footnotes following the table. The address of our directors and executive officers listed below is c/o Ennis, Inc., 2441 Presidential Parkway, Midlothian, Texas 76065.

		Shares Owned		Vested (1)			Percentage of
Name/Group		Direct	Indirect	Stock Awards	Option Awards	Total	Outstanding Shares
Irshad Ahmad		26,903	—	—	101,710	128,613	*
Frank D. Bracken		18,229	—	—	—	18,229	*
Ronald M. Graham		70,481	—	—	17,700	88,181	*
Godfrey M. Long, Jr.	(2)	24,129	1,500	—	—	25,629	*
Michael D. Magill		69,499	—	—	71,088	140,587	*
Thomas R. Price	(3)	110,879	10,000	—	5,000	125,879	*
Kenneth G. Pritchett	(4)	50,129	2,000	—	5,000	57,129	*
Alejandro Quiroz		23,129	—	—	5,000	28,129	*
Michael J. Schaefer		26,129	—	—	—	26,129	*
James C. Taylor		47,379	—	—	5,000	52,379	*
Richard L. Travis, Jr.		44,109	—	—	61,566	105,675	*
Keith S. Walters		178,552	—	—	5,200	183,752	*
All directors and officers, as a group (12 individuals)		689,547	13,500	—	277,264	980,311	3.7%

*	Denotes ownership of less than 1%
(1)	Amounts include those awards that would be vested within 60 days of the Record Date (5/27/14).
(2)	Indirect shares attributable to Mr. Long include 1,500 shares held by Mr. Long’s wife.
(3)	Included in the number of shares directly owned are 30,000 shares held in irrevocable trust over which Mr. Price exercises sole voting control. Mr. Price disclaims beneficial ownership of his sister-in-laws’ portion of 20,000 shares jointly owned by her and Mr. Price’s wife. Reflected in the table is his wife’s interest only (10,000 shares).
(4)	Shares attributable to Mr. Pritchett are held in trust for the benefit of the named director. Mr. Pritchett exercises sole voting rights with respect to such shares. Indirect shares attributable to Mr. Pritchett include 2,000 shares held by Mr. Pritchett’s wife.

Security Ownership of Certain Beneficial Owners

The following table gives information regarding all of the persons known by us to own, in their name or beneficially 5% or more of outstanding Common Stock as of May 27, 2014.

Name and Address of Beneficial Owner	Class	Number of Shares	Percent of Combined Voting Power (1)
The Killen Group, Inc. (2)	Common	2,322,977	8.9%
1189 Lancaster Avenue
Berwyn, PA 19312

Dimensional Fund Advisors, LP (3)	Common	2,222,306	8.5%
6300 Bee Cave Road, Building One
Austin, TX 78746

Royce & Associates, LLC (4)	Common	1,791,791	6.9%
745 Fifth Avenue
New York, NY 10151

BlackRock Inc. (5)	Common	1,657,808	6.3%
40 East 52nd Street
New York, NY 10022

(1)	Calculated based on number of voting shares outstanding as of May 27, 2014.
(2)	This information is based on a Schedule 13G filed pursuant Rule 13d-1(b) with the Securities and Exchange Commission by The Killen Group, Inc. on February 14, 2014.
(3)	The information is based on a Schedule 13G filed pursuant to Rule 13d-1(b) with the Securities and Exchange Commission by Dimensional Fund Advisors LP on February 10, 2014. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. Dimensional possesses investment and/or voting power over the securities of the Issuer described in this schedule that are owned by the funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the funds.
(4)	This information is based on a Schedule 13G filed pursuant Rule 13d-1(b) with the Securities and Exchange Commission by Royce & Associates, LLC on January 9, 2014.
(5)	This information is based on a Schedule 13G filed pursuant to Rule 13d-1(b) with the Securities and Exchange Commission by BlackRock Inc. on January 29, 2014.

AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee of the Board (the “Audit Committee”) is responsible for providing independent, objective oversight of the Company’s financial reporting functions and internal control systems. The Audit Committee is currently composed of three non-employee directors. The Board has determined that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and expertise. The Board has determined that at least one member, Michael J. Schaefer, is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are as set forth in the written charter adopted by the Company’s Board and last amended on June 21, 2013. One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. To assist it in fulfilling its oversight, the Committee regularly meets separately with the internal auditor, the independent auditors, management and the Company’s outside counsel. The following report summarizes certain of the Committee’s activities in this regard during the fiscal year ended February 28, 2014.

Independent Auditors and Internal Audit Matters

The Audit Committee has discussed with the Company’s independent auditors their plan for the audit of the Company’s annual consolidated financial statements, including the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting, as well as reviews of the Company’s quarterly financial statements. During fiscal 2014, the Audit Committee met regularly with the independent auditors, with and without management present, to discuss the results of their audits and reviews, as well as their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting principles. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the Committee also considered whether the provision of any of the non-audit services described in Independent Auditor’s Services and Fees section of this proxy is compatible with maintaining their independence. The Audit Committee has also appointed Grant Thornton LLP as the Company’s independent auditors for fiscal year 2015, and the Board concurred in its appointment.

The Audit Committee has reviewed and approved the annual internal audit plan and has met regularly with the Company’s internal auditor, with and without management present, to review and discuss the internal audit reports, including reports relating to operational, financial and compliance matters.

Financial Statements for the Fiscal Year Ended February 28, 2014

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls (including internal control over financial reporting). The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting and expressing opinions on (i) the conformity of the consolidated financial statements with U.S. generally accepted accounting principles and (ii) the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the independent auditors with respect to the Company’s audited financial statements for the fiscal year ended February 28, 2014. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

In connection with its review of the Company’s year-end financial statements, the Audit Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their reports, express opinions on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2014 for filing with the SEC.

THE ENNIS, INC. AUDIT COMMITTEE

Kenneth G. Pritchett, Chairman

Frank D. Bracken

Michael J. Schaefer

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit Committee pre-approves 100% of audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services and may include, to a very limited extent, specifically designated non-audit services, which in the opinion of the Audit Committee, will not impair the independence of the registered public accounting firm. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. In addition, the Audit Committee may, as required, also pre-approve particular services on a case-by-case basis.

Independent Auditor’s Services and Fees

Grant Thornton LLP served as our independent registered public accounting firm during our fiscal years ended February 28, 2014 and February 28, 2013. We were billed the following fees by Grant Thornton LLP:

	Fiscal 2014	Fiscal 2013
Audit Fees (1)	$845,043	$797,715
Tax Fees (2)	59,149	63,511

	$904,192	$861,226

(1)	Aggregate fees for professional services billed for the audit of the Company’s consolidated financial statements, including internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent registered public accounting firm in conjunction with statutory and regulatory filings or engagements.
(2)	Fees for tax services, tax advice, and state, federal and international tax consultation.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Grant Thornton LLP.

COMPENSATION

Director Compensation

The Company compensates its non-employee directors using a mix of compensation, including: an annual cash retainer, meeting fees and committee chair fees and stock option and restricted stock grants. Directors who are Company employees receive no additional compensation for serving on the Board.

Cash Compensation

All non-employee directors received a $32,400 annual retainer and $2,000 per Board meeting fee. All retainers are paid monthly and meeting fees are paid as incurred. Non-employee directors serving in specified committee positions also received the following additional cash compensation.

•	$6,000 Chair of the Audit Committee

•	$6,000 Chair of the Compensation Committee

•	$6,000 Chair of the Nominating and Corporate Governance Committee

•	$1,500 All other Committee members—per meeting fee

Equity Compensation

In addition to cash compensation, all non-employee directors receive annual stock grants, which can take the form of stock options or restricted stock units. Stock option and restricted stock grants typically vest ratably over four years and three years, respectively. Options are granted with an exercise price equal to the fair market value of the Company’s stock on the date of grant. In addition, new Board members, upon their initial election, receive either a grant of stock options or restricted stock. During fiscal year 2011, the Board adopted a policy of value defined equity awards for all non-employee directors. Each non-employee director received an award in fiscal 2014 capped at approximately $45,000 in the form of restricted stock, vesting over a 3 year period, 1/3 each year. In connection with the April 19, 2013 Board action, this amount will increase to approximately $50,000 for fiscal year 2015.

The following table sets forth the information regarding compensation earned by the Company’s non-employee directors during the year ended February 28, 2014:

Directors’ Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Frank D. Bracken	$51,600	$45,002	$—	$—	$—	$—	$96,602
Godfrey M. Long, Jr.	$40,600	$45,002	$—	$—	$—	$—	$85,602
Thomas R. Price	$50,100	$45,002	$—	$—	$—	$—	$95,102
Kenneth G. Pritchett	$53,100	$45,002	$—	$—	$—	$—	$98,102
Alejandro Quiroz	$46,600	$45,002	$—	$—	$—	$—	$91,602
Michael J. Schaefer	$47,100	$45,002	$—	$—	$—	$—	$92,102
James C. Taylor	$50,100	$45,002	$—	$—	$—	$—	$95,102

(1)	The aggregate grant date fair value for stock awards grated in the applicable year. The assumptions used to calculate these values are set forth in Note 9 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 28, 2014. Presented below are the grant date fair value of each stock award granted in fiscal year 2014 and the aggregate number of stock and option awards outstanding on February 28, 2014. No option awards were granted during fiscal year 2014.

The following table sets forth the information regarding stock awards granted during and outstanding as of February 28, 2014 with respect to the Company’s non-employee directors:

Directors’ Name	Date of Grant	Restricted Stock Units Awarded	Grant Date Fair Value	Total Stock Awards Outstanding	Total Option Awards Outstanding (1)
Frank D. Bracken	4/19/2013	3,203	$45,002	6,036	—
Godfrey M. Long, Jr.	4/19/2013	3,203	$45,002	6,036	—
Thomas R. Price	4/19/2013	3,203	$45,002	6,036	10,000
Kenneth G. Pritchett	4/19/2013	3,203	$45,002	6,036	10,000
Alejandro Quiroz	4/19/2013	3,203	$45,002	6,036	10,000
Michael J. Schaefer	4/19/2013	3,203	$45,002	6,036	—
James C. Taylor	4/19/2013	3,203	$45,002	6,036	10,000

(1)	5,000 shares of Mr. Price’s, Mr. Taylor’s, Mr. Pritchett’s and Mr. Quiroz’s option awards expired as of 4/15/14.

Equity Ownership Policy for Independent Directors

All independent directors are required to acquire and maintain ownership of company shares of stock equal to not less than six times their annual cash retainer. Unvested stock awards do not count in the calculation. This level must be reached in a time period of not more than five years from date of election to the Board. Ownership over the minimum amount is highly encouraged.

Executive Compensation

Compensation Discussion and Analysis

The following section describes our compensation structure and programs for our named executive officers. The discussion primarily focuses on the compensation elements and decisions during our fiscal year ended February 28, 2014. We address why we believe the elements of our program are right for our Company and our shareholders as we explain how compensation is determined.

Ennis currently has five named executive officers. They have the broadest job responsibilities and policy authority in the Company. They are held accountable for the Company’s performance and for maintaining a culture of strong ethics and integrity. The details of compensation for our CEO, CFO and three other named executive officers (“NEOs”) can be found in the tables within this section.

Executive Summary

Our Annual Report documents the various factors that most significantly impacted our businesses last year. Therefore we will confine our discussion in this segment to the conclusions and actions of the Compensation Committee this last year.

Combined results of our two business segments show an improvement (before impairment charges) from the previous year. Accordingly, variable compensation for our NEOs resulted in an increase from prior year levels. We are firmly convinced our executives have managed and continue to manage the various aspects of our business exceptionally well, and we are committed to pay for performance as well as measurable results. While we have the option to recognize on a discretionary basis, exceptional management contributions, and there were some, the Committee has again elected to pay both non-equity incentive bonuses and long-term incentive (“LTI”) awards strictly by the formula calculations according to the measureable results achieved.

This will be the third year using a formula adopted in 2012 to award LTI equity that is tied to achievement of stated targets of Revenue, Return on Capital, Income, and personal performance. Each of the targets carries a weighted value and each executive has a weighted percentage achievable. This is more fully explained in another section of the discussion. There have been no significant changes to our compensation program this past year. We have been gradually increasing our emphasis on long-term performance. However, we have elected to keep our LTI elements very simple by using equity awarded as Options or Restricted Stock vested over a three year period. The amount of stock owned and held by the executive toward fulfilling the required multiple of their salary directly determines the ratio of Options versus Restricted Stock awarded. Stock Ownership Guidelines are: 4x base salary for Mr. Walters, 2.5x base salary for Mr. Magill and Mr. Ahmad, and 2x base salary for Mr. Travis and Mr. Graham.

We took into consideration the results of the Say-On-Pay voting by our shareholders last year when reviewing our current policies and practices related to compensation of our NEOs. Of the 21.2 million votes cast, 96% were in favor of our compensation plan. While we believe we have a fair and effective compensation plan, we are gratified to receive the vote of confidence from our shareholders. We therefore determined no need to make any significant changes except for establishing a more readily understood structure for determining LTI awards. We do commit to staying up-to-date on recommended best practices where practicable.

We continue to look for ways to heighten our awareness of inherent risk in the businesses. Last year, we introduced the practice of members of the Compensation Committee attending the Business Planning process where each operating unit presents their Business Plan (the “plan”) for the year. There was at least one member of the Committee in attendance at every presentation this year. The combination of the individual operating units’ plans is a significant factor by which we measure their performance and determine awards. It is viewed as vital that we as Directors have a good understanding of the basic assumptions underlying the plans in order to be able to adequately assess the risks and tasks inherent to the business and the overall financial plan for the Company.

We have concluded our compensation programs pose no material risk to the company. We considered various factors in arriving at this conclusion, such as:

•	Whether our compensation programs were well balanced between short and long-term incentives, well defined and had reasonably capped incentive metrics;

•	Our ability to timely recognize and access actions outside the Company’s conservative organizational and cultural framework; and

•	Our ability to readily access the competitiveness of our compensation programs and their individual components (i.e., compensation elements, stock ownership, etc.), in relation to our peer group and overall industry standards.

In addition, we reviewed the incentive compensation programs of the non-NEOs, and made sure they too did not pose any material risk to the company.

The Board is committed to implementing a claw-back policy and adhering to any SEC ruling as required.

We elected to forego the retention of an outside Compensation Consultant firm for the last couple of years. We believe with the access to one of the leading data bases, substantial literature availability, access to legal direction, educational seminars and Webinars, and information available on the Internet, we have ample information to make informed judgments concerning executive compensation. We may reconsider this decision in the future.

While we use a defined peer group to validate our competitiveness, we do not rely solely on “benchmarking”. We modified our peer group this year to align with the process and criteria suggested by the leading investor advisor groups. Our philosophy is to provide a base pay that is better than median but appropriate to the skills, achievements, experience, and leadership demonstrated by the individual. We believe we are positioned to know best what appropriate compensation elements and levels should be for our company and its officers. We have adopted a view toward assessing not only results, but overall performance in managing and navigating the numerous conditions and unique circumstances existing during the year.

The Compensation Committee met three times during the last fiscal year, with and without the presence of the CEO. The CEO provided assessment on individual performance of all NEOs except himself. The CEO provided insight and detail on the various segments of business activity during the course of the year.

Overview

Who is responsible for determining the compensation of executive officers?

The Compensation Committee (the “Committee”) of our Board of Directors determines compensation for all executive officers, including named executive officers. The Committee consists entirely of independent directors who are determined by the Nominating and Corporate Governance Committee of the Board of Directors. The Committee reviews the performance of the Company, assesses the performance of the individuals, and will from time to time retain the services of an independent consulting firm, obtaining “best practice” advice as well as research of compensation plans for comparable executives within the manufacturing industry and more specifically the printing and apparel sectors. We currently do not retain the services of any compensation consulting firm.

The ability of the Committee members to judge performance effectively is enhanced by the exposure they get to Ennis’ operations as members of our Board of Directors. The Board participates in regular updates on our business priorities, strategies and results through attendance at regularly scheduled Board meetings. The independent Directors participate in frequent interviews with all key executives during the course of the year and have frequent interaction with and open access to all executive officers as well as other members of our management team. This gives them considerable opportunity to ask questions and assess the performance of individual executives and the Company. The CEO provides regular input relating to the performance of individual executives and is invited to attend portions of most Compensation Committee meetings.

The Committee has taken action where appropriate and possible, to preserve the deductibility of compensation paid to the named executive officers in compliance with Internal Revenue Code Section 162(m), which requires, among other things, that executive compensation must qualify as “performance-based compensation” to qualify for and preserve tax deductibility.

What are the objectives of our compensation program for executive officers and what is it designed to reward?

The objective of the compensation program for our executive officers is to hold them accountable for the financial and competitive performance of the Company and their individual contributions toward successful Company results. While the design and structuring of our executive compensation program is performance based and will ultimately include a larger “at risk” percentage of overall compensation, we do not believe it encourages excessive risk-taking. We believe the combination of compensation elements in the program provides the Named Executive Officers with the appropriate incentives to create long-term value for our shareholders by taking thoughtful and prudent actions to properly manage the Company for the ultimate benefit of all stakeholders. The compensation program is based on the following principles:

1.	Pay for performance — pay better than the market median for performance that is superior to competitors.

2.	Provide rewards that motivate executives to think and act in the best interest of our shareholders and insure they consider themselves a meaningful part of that group. We believe stock ownership is the most appropriate element of encouraging Executives to make sound long-term decisions ultimately benefitting all shareholders. Executives are strongly encouraged to retain all stock awards received and historically have done so.

The Committee judges performance based on four specific measures: revenue goals, operating margin, return on capital, and the accomplishment of personal goals. In order to evaluate the final measure, each executive, including the CEO, provides a list of predetermined personal objectives to be accomplished during the next fiscal year. These goals are submitted to and reviewed for approval by the Compensation Committee each year. The accomplishment level of these personal goals is provided to the Committee by the CEO in agreement with the executive group. The Committee considers and assesses the Company’s progress in key strategic areas such as new markets served and acquisitions and the executive’s contribution in these key areas. Acquisitions require a substantial amount of expertise, time, and effort, over and above the normal demands of an executive position. Our executive management team expertly negotiated, closed, and successfully integrated three significant acquisitions this past year.

What are the elements of our executive compensation?

Our executive compensation consists of four basic elements:

1.	Cash compensation, consisting of base salary and performance bonus.

2.	Long-term compensation awarded as equity, consisting generally of stock options and restricted stock units.

3.	Basic Company benefits, consisting of standard benefits as offered to other employees, including retirement benefits, health and life insurance.

4.	Perquisites, consisting of an auto allowance, the opportunity to defer cash compensation, supplemental retirement contributions and company-paid supplemental life insurance.

Why do we choose to pay each element and how do we decide how much to pay or include as compensation?

We believe the combination of cash compensation and long-term equity compensation creates the right balance between performance, reward, retention and promotion of shareholders’ interests.

The Committee determines the combination and amount of each of these elements when setting the levels of our executive’s compensation. Executive compensation is reviewed annually at the first quarterly Board meeting following the conclusion of our fiscal year. From time to time the Committee may meet to consider any off cycle changes that it deems appropriate because of changes in job responsibility or regulatory requirements.

The specifics of each element are as follows:

Cash Compensation

Cash compensation is a combination of base salary and performance bonus. Our objective is to deliver total cash compensation that reflects the Company’s performance as well as the executive’s individual contribution to that performance. If the Company and individual perform better than competitors, the goal is to deliver total cash compensation that is generally above the market median. If performance is below expectation, the total cash compensation will be generally below the market median.

Base Salary — This is the least variable form of compensation intended to compensate the executive officers for the job duties assigned. The Company generally pays base salaries between the median and 85th percentile of the market for officers performing comparable jobs as indicated by market studies performed by outside independent consultants previously hired by and reporting only to the Compensation Committee. A search utilizing our subscription data base was also performed. The base salary of executive officers can vary depending on the individual’s qualifications, experience, and performance and is at the Committee’s discretion.

The Committee determines the target range for executive positions by gathering specific information about base salaries and total cash compensation for similar positions in the relevant study category as specified by the Committee. The relevant study category typically includes matching positions at manufacturing companies within our industry and other companies of a similar size. This information is available and compiled from various sources including a leading independent subscription data base. The Committee may or may not adjust base salaries based upon its analysis of the study data and performance. A summary of this analysis and relevant information is included in the Discussion of Performance and Compensation Committee Actions for Fiscal Year 2014, section of this report.

Performance Bonuses — This element is variable and depends upon the Company’s performance and the executive officers’ contribution toward that performance. The Committee has full discretion to determine the participation in, and the allocation of, any developed bonus pool for the named executive officers.

The Annual Performance Bonus Plan is designed to reward executives for the attainment of Company performance measures. Each executive is assigned a percentage of base salary eligibility for reaching targeted performance. A threshold is established at 85% of targeted performance before a bonus is considered. Executives are eligible for up to 200% of their assigned target percentage should targeted goals be reached or exceed 115%. These percentages are based upon the Committee’s determination of level of responsibility. The current percentages of base salary eligibility for the named executive officers are:

	Threshold 85% of Target	Target	Maximum 115% of Target
Keith S. Walters	40%	80%	160%
Richard L. Travis, Jr.	28%	55%	110%
Michael D. Magill	28%	55%	110%
Ronald M. Graham	23%	45%	90%
Irshad Ahmad	28%	55%	110%

A bonus pool is generated based upon these percentages if predetermined goals are met in the areas of profit, return on capital, sales and personal goals. These are weighted by importance at 30% profit, 30% return on capital, 20% sales growth, and 20% personal performance. These goals are established and approved by the Board at the beginning of the fiscal year based upon the approved business plan. The business plan is presented to the Board for approval after review and analysis, to assure that the plan meets or exceeds strategic objectives for the year. Profit as used in this calculation is equal to our net earnings before the after tax impact of all bonus awards. Return on capital is computed by dividing our profit by our average shareholders’ equity during the fiscal year.

When the year-end audited financials are available, the bonus pool is finalized by Management and presented to the Committee. The Committee analyzes the performance of the executive officers and the performance of the Company against the predetermined goals to determine the extent of bonus to be awarded. The Committee arrives at its own conclusions as to the level of bonus awards. In 2014 the bonus awards were made strictly by formula with no discretionary adjustments. The Committee presents the recommendations to the Board for discussion and approval. Only independent directors vote on the final awards.

The Board may determine any discretionary bonus awards for the prior fiscal year period at the April quarterly meeting. Discretionary bonuses may be awarded to executives for exceptional performance that was not anticipated by the business plan used in establishing the annual performance goals. An example would be a successful acquisition of a business during the previous year. Another could be the successful sale of a business during the year. The independent directors have the sole authority in determining and awarding any discretionary bonus. All bonuses awarded during the fiscal year were performance based. A summary and discussion of Committee actions on performance bonuses is included in the Discussion of Performance and Compensation Committee Actions for Fiscal Year 2014, section of this report.

Equity Awards

Equity awards for our named executive officers have been granted from our 2004 Long-Term Incentive Plan of Ennis, Inc., as amended and restated on June 30, 2011, formerly the 1998 Option and Restricted Stock Plan amended and restated as of May 14, 2008. All previously granted awards are disclosed in the Outstanding Equity Awards at Fiscal Year End table on page 40.

When granted, equity awards are meant to align the interests of named executive officers with our shareholders, and to motivate and reward our executive officers to increase the shareholder value of the Company over the long term. The 2004 Long-Term Incentive Plan, as approved by shareholders, initially allocated 500,000 shares of stock to be available to management and non-employee directors in the form of options (either incentive stock options or non-qualified stock options), restricted stock grants, stock appreciation rights, restricted unit grants, phantom stock options or other incentive awards. This was increased by 1,000,000 shares at the June 30, 2011 annual shareholders’ meeting. The Compensation Committee determines eligible employees, the timing of options and award grants, the number of shares granted, vesting schedules, option prices and duration and other terms of any stock options and other awards.

We also believe that long-term incentive awards are a key element in retaining key individuals. The Committee believes it is important to retain a strong, capable executive team that has aligned interests with the Company’s shareholders. To further promote alignment of interests with shareholders, the Committee has recommended guidelines for Executive Stock Ownership (See Corporate Governance Guidelines). The types of equity awards granted under the 2004 Long-Term Incentive Plan include:

Incentive Stock Options — Each stock option represents the right to purchase a specified number of shares of Common Stock at the set exercise price subject to the terms of an option agreement. The exercise price is the fair market value of the Company’s stock on the day the Committee grants the option. As a result, any value that an executive receives from a stock option is solely the result of increases in the value of the stock. Any increase in the value of the stock benefits all our shareholders, which aligns the executive and shareholder interests. These options generally vest ratably over three to five years. They have a term of ten years.

Non-Qualified Stock Options — This type of option is similar to the Incentive Stock Option and is typically used only when Incentive Stock Options are limited by the plan or IRS limitations.

Restricted Stock Grants — The Committee can also grant awards of restricted stock to the executive officers. Any granted shares are typically granted with a restrictive vesting schedule, which renders the shares subject to substantial risk of forfeiture if or when an executive terminates employment prior to vesting. The stock is granted at the fair market value of the Company’s stock on the day the Committee awards the grant. The recipient of a grant is entitled to dividends on the shares beginning on the grant date. These grants typically vest ratably at 33 1/3 percent per year.

There are additional methods of rendering stock value to recipients under the terms of the shareholder approved Long-Term Incentive Plan including, stock appreciation rights, phantom stock options and dividend equivalent rights. The Committee has determined that these methods will not be used at this time.

Perquisites

The fourth basic element of compensation for the named executive officers is perquisites. The named executive officers typically enjoy the same benefit as all salaried employees; however, the Committee has determined that the named executive officers will receive an auto allowance as follows:

Mr. Walters	$12,000 Annually
Mr. Travis	$8,000 Annually
Mr. Magill	$8,000 Annually
Mr. Graham	$8,000 Annually
Mr. Ahmad	$8,000 Annually

Other Benefits

Retirement Plans

All named executive officers participate in the Pension Plan for the Employees of Ennis, Inc. This is a Company funded defined benefit plan which promises a certain benefit to the eligible named executive officers upon normal retirement. Normal retirement is defined as the first day of the month of the latter of his 65th birthday or the fifth anniversary of participation if hired after age 60. This does not imply mandatory retirement at age 65. The pension plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, years of service and reaching a normal retirement age of 65.

The Internal Revenue Code limits the maximum annual compensation covered by the plan. The limit for 2014 is $260,000. This limitation as well as the limitation on highly compensated participants in the Ennis 401(k), significantly limits the retirement benefit for the named executive officers. A supplemental executive retirement plan (SERP) under the Ennis Deferred Compensation Plan was established to make-up some of the retirement benefits lost due to the imposed limitations. Actuarial projections for the supplemental retirement plan (SERP) indicated all named executives with the exception of Mr. Walters are currently sufficiently funded, assuming current salary levels, to provide the planned levels of benefits. Mr. Walters was again granted a $400,000 funding for fiscal year 2015 to partially bring his level of benefits closer to the planned level. Similar grants may be necessary over the next 3 years. The named executive officers were granted the following non-qualified deferred benefits during fiscal year 2014.

	Supplemental Retirement Benefit	Deferred 401(k) Match (non- qualified)
Mr. Walters	$400,000	$2,500
Mr. Travis	$—	$3,790
Mr. Magill	$—	$—
Mr. Graham	$—	$2,861
Mr. Ahmad	$—	$4,402

All the named executive officers were eligible to participate in the Ennis 401(k) Plan, which is a qualified plan that allows all employees of the Company to save up to allowed limits on a before tax basis. The named executive officers did not receive any matching Company contributions under the qualified plan.

All named executive officers were eligible to defer cash compensation under the Ennis Deferred Compensation Plan, which is a non-qualified plan that allows deferral of compensation until retirement or termination. The amounts deferred for the named executive officers are indicated in the above table.

The named executive officers receive an annual non-qualified match of 25% limited to $5,000 for savings in the Company’s 401(k) Plan. The match would accumulate in the Company’s Non-qualified Deferred Compensation Plan.

The named executive officers are eligible for Company paid supplemental term life insurance at the following benefit amounts:

Mr. Walters	$1,000,000
Mr. Travis	$500,000
Mr. Magill	$500,000
Mr. Graham	$500,000
Mr. Ahmad	$500,000

The Company’s contribution paid for this benefit is imputed as income to the executive and the named executive does not receive a tax gross up for this benefit.

In 2009, the Compensation Committee established certain company stock ownership guidelines coverings its executive officers. The guidelines were modified during the fiscal year 2011 and currently are as follows:

Multiple of Base Salary
Mr. Walters	4.0 X
Mr. Magill	2.5 X
Mr. Travis	2.0 X
Mr. Graham	2.0 X
Mr. Ahmad	2.5 X

It is the expectation that each executive officer will reach and maintain this minimum level of ownership commitment within the later of 5 years from the adoption of this guideline or 5 years from the date of their appointment as an executive officer.

Employment Agreements

The Committee has determined that it is in the best interests of the Company and its shareholders to enter into employment agreements with each of the named executive officers. The current agreements have initial terms, ranging from 1 to 3 years beginning January 1, 2009 and are automatically extended on a year-to-year basis after the initial term unless notification of non-renewal is given 60 days in advance of the agreement current expiration date. The employment contracts are referenced as exhibits to our Annual Report on Form 10-K. We entered into these agreements to ensure the retention of covered executives and provide encouragement to perform their roles for an extended period of time with focus on annual and multiple year objectives.

The agreements establish the beginning base salary, eligibility for bonuses, benefits, perquisites, as well as, certain non-compete, non-solicitation, and confidentiality covenants that protect the Company.

Compensation upon termination is outlined in the agreements and described in detail below. If one of the named executive officers is terminated without cause or within two years after a change of control, or if the executive terminates the agreement for “good reason”, as defined in the agreement, then the executive would receive a multiple of current base salary and the prior year’s bonus as set forth in the following table.

	Without Cause	With Cause	Change of Control
	(base salary + bonus)	(base salary)	(base salary + bonus)
Mr. Walters	1X	0	2.99 X
Mr. Travis	1X	0	2.50 X
Mr. Magill	1X	0	2.50 X
Mr. Graham	1X	0	2.50 X
Mr. Ahmad	1X	0	2.50 X

In addition to these cash severance amounts, the named executive officer would be eligible for continuation of basic employee group benefits if terminated without cause, upon a change of control triggering event or resignation for good reason and the Executive’s qualified plan benefits would also vest and he would be eligible to receive either pay or reimbursement for employee costs and expenses for outplacement services, as is customary and reasonable in the Dallas area for the executive’s level of responsibility. The basic benefit continuation period is three months for all named executive officers.

Definitions for Types of Termination Summarized from Employment Agreements.

Termination by the Company includes termination at death, total disability of 90 days or more in any 12 month period or retirement. There would be no requirement for severance payment for these reasons.

Termination for cause is defined to mean:

(i)	conduct by Executive constituting a material act of willful misconduct in connection with the performance of duties, including without limitation, violations of the Company’s policies on sexual harassment, ethics, or any other policies then in effect; misappropriation of funds or property of Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or other willful misconduct that is below normal industry standards, as determined in the sole discretion of the Company;

(ii)	continued willful and deliberate non-performance by Executive of his duties where non-performance continues for more than ten (10) days following written notice of such non-performance, unless ten (10) days notice would be futile in correcting issues related to non-performance;

(iii)	Executive refuses or fails to follow lawful directives and such refusal or failure has continued for more than ten (10) days following written notice, unless the ten (10) days notice would be futile in correcting issues related to non-performance;

(iv)	any criminal or civil conviction of Executive, a plea of nolo contendere, or other conduct by the Executive that has resulted in or would result in material injury to the reputation of the Company including, without limitation, conviction or fraud, theft, embezzlement or crime involving moral turpitude;

(v)	a material breach by Executive of any of the provisions of the employment agreement;

(vi)	alcohol/drug addiction and failure by Executive to successfully complete a recovery program; or

(vii)	intentional wrongful disclosure of confidential information of Company or engaging in wrongful competitive activity with Company.

Termination without cause is defined, generally, as any termination of Executive’s employment by the Company for any reason other than those specified above prior to the end of the term of the agreement.

Termination by Executive. The Executive can terminate his employment for good reason as defined below and after providing thirty (30) days written notice to the Company. Good reason means any of the following:

(i)	Executive is removed from his position other than due to termination of the term of the employment agreement, discharge for cause, change of control, death, disability or retirement; or

(ii)	Company fails to make payment to the Executive required to be made by the employment agreement.

Severance Payment After Change of Control

If any of the named executive officers is terminated within 90 days prior to or within two years after a change of control as defined by the employment agreements, the executive will be entitled to a lump sum severance payment and immediate vesting of benefits and long-term incentive awards and options. The value of these payments and benefits is set forth in the Potential Payments upon Termination or Change in Control section.

Under the terms of the current employment agreements the named Executives are entitled to a “Tax Gross Up” in connection with a termination and severance as a result of change of control. If the Executive becomes subject to taxes of any state, local or federal taxing authority that would not have been imposed on such payments but for the occurrence of a change of control, including any excise tax under Section 4999 of the Code and any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to the Agreement the Company shall pay to the Executive an amount equal to the amount of any such taxes imposed or to be imposed on the Executive. In addition the Company will “Gross Up” this amount in an additional amount equal to the aggregate amount of taxes that are or will be payable by the Executive as a result of this gross up payment. The amount of these gross up payments will be determined by a nationally recognized accounting firm selected by the Company.

Discussion of Performance and Compensation Committee Actions for Fiscal Year 2014

The Committee met three times during fiscal year 2014 for the purpose of considering overall compensation for the NEOs of the Company. At those meetings, the members discussed and considered each officer’s performance and relative contribution toward the performance of the Company during the fiscal year. The Committee concluded all officers performed extremely well considering all the varied demands and factors involved in both operating segments. Acquisitions were executed solely through the efforts and expertise of our top and mid-level executives. The Committee also discussed the bonus generated for the fiscal year and the performance factors that contributed to the pool. There were discussions about the competitive positioning for the year, the named executive officers’ 2013-2014 total compensation and all respective elements. The Committee elected to forgo the retention of an outside Compensation Consultant firm for last year and the current one as well. We believe with the access to one of the leading data bases, substantial literature availability, access to legal direction, educational seminars and Webinars, and information available on the Internet, we have ample information to make informed judgments concerning executive compensation. The Committee compared the NEOs’ compensation elements to those of direct competitors and similar sized general industrial companies. The industry competitors used in the study were:

Competitors:
Name of Company	Business
Cenveo, Inc.	Print Manufacturing
Standard Register, Inc.	Print Manufacturing
Delta Apparel, Inc.	Apparel Manufacturing
American Apparel, Inc.	Apparel Manufacturing
ARC Document Solutions	Print Manufacturing
CSS Industries	Ad Specialty
Harte Hanks, Inc.	Ad Specialty
Schawk, Inc.	Ad Specialty
Deluxe Corporation	Print Manufacturing
G-III Apparel Group	Apparel
InnerWorkings	Print Manufacturing
Oxford Industries, Inc.	Apparel Manufacturing

General Manufacturing:

Name of Company	Business
Federal Signal Inc.	General Industry
Neenah Paper Inc.	General Industry
Viad Corp.	General Industry

A summary of the trended earlier study results comparing current base salaries is presented in the following table:

Executives’ Name	Base Salary	50th Percentile	75th percentile
Mr. Walters	$898,010	$791,496	$881,952
Mr. Travis	$380,422	$367,479	$411,804
Mr. Magill	$492,941	$452,283	$549,525
Mr. Graham	$287,191	$286,748	$336,159
Mr. Ahmad	$420,240	$383,310	$449,570

The Committee reviewed and considered the operating performance of the Company relative to the competitors and made the determination that the Company performed better than its direct competitors in the print segment, as well as most competitors and peers in the apparel segment. The Committee also considered, among other things, (i) the fact that the apparel segment continues to be affected by cotton pricing, (ii) rapidly changing market conditions and (iii) the successful acquisition and integration of three new businesses for the print segment. The overall performance resulted in an increase of variable compensation and equity awards for the NEOs. The committee recommended a 2% increase in salaries for the NEOs.

Executives’ Name	From	To	%
Mr. Walters	$898,010	$915,970	2.0%
Mr. Travis	$380,422	$388,220	2.0%
Mr. Magill	$492,941	$502,799	2.0%
Mr. Graham	$287,191	$292,934	2.0%
Mr. Ahmad	$420,240	$428,644	2.0%

The Committee reviewed and considered the performance of the Company relative to the goals established in the annual incentive plan in order to determine the appropriate annual incentive awards for the NEOs.

For the year ending February 28, 2014, performance bonus targets based upon annual business plans were included as part of the annual planning process. Each operational division of the Company submitted its business plans to the executive officers of the Company for review. This review included the consideration of the market circumstances, material cost, operational challenges and the appropriate level of task. All of the divisional plans and corporate expenses were combined to determine the overall business plan for the Company. The sales, profit before bonus, and return on capital goals were determined and recommended by executive management as the targets for the business year. After review and discussion the Board adjusted or approved the performance bonus targets. The result is established as the business plan for the year with predetermined targets for sales, profit before bonus, and return on capital. The performance bonus targets for the year ended February 28, 2014 were:

Sales	$590,797,000
Profit before bonus	$38,592,000
Return on Capital	10.3%

Reaching these targets would result in the generation of 100% bonus pool for the NEOs. The Committee evaluates the performance of the individual NEOs and determines the amount of bonus to be awarded from the bonus pool. For the year ended February 28, 2014, the following performance was achieved:

Sales	$542,386,000
Profit before bonus	$36,402,000
Return on Capital	9.8%

Based on the results for the fiscal year, the following Achieved Multiple % factors were obtained.

	% of Target	Achieved Multiple %
Sales	92.0%	73.0%
Profit before bonus	94.0%	80.0%
Return on Capital	95.0%	83.0%

Based on the business plan achieved multiple percentage results and the achievement of individual goals the following percentages were earned by each executive officer during the fiscal year.

Executives’ Name	Sales* (20%)	Profit before bonus* (30%)	Return on Capital* (30%)	Total (100%) A	Earned % at Target B	Actual Earned % A x B	Individual Goals (20%)	Actual %
Mr. Walters	15%	24%	25%	64.0%	80%	51%	20%	71%
Mr. Travis	15%	24%	25%	64.0%	55%	35%	20%	55%
Mr. Magill	15%	24%	25%	64.0%	55%	35%	20%	55%
Mr. Graham	15%	24%	25%	64.0%	45%	29%	20%	49%
Mr. Ahmad	15%	24%	25%	64.0%	55%	35%	20%	55%

*	Indicated % in the table are derived by taking the Indicated (%) for each category times corresponding Achieved Multiple %.

Based on the achievement the Committee recommended and the Board approved incentive plan bonuses for the named executives according to formula and no adjustments were made. The following bonuses were awarded April 21, 2014:

Mr. Walters	$635,821
Mr. Travis	$209,583
Mr. Magill	$271,572
Mr. Graham	$139,983
Mr. Ahmad	$231,520

In addition to any base salary adjustments and incentive plan bonus payments, the Committee determined that the following stock awards would be granted to the named executive officers. These grants are made by the Committee under the terms of the Company’s Long Term Incentive Plan. Both the non-qualified options and restricted stock grants vest 1/3 annually commencing on the first anniversary date of grant. All options were priced based on the Black-Scholes value on April 17, 2014 of $2.70 per share. All grants were priced based on the closing market price of the Company’s stock on April 17, 2014 ($15.78).

Executives’ Name	Weight % (1)	Plan Achievement (2)	2013 Base Salary	Value of LTI Stock Awarded (3)	Current % of Stock Ownership requirement attained	Resstricted Stock Grant (4)	Non-Qualified Stock Options Awarded (5)
Mr. Walters	100%	71%	$898,010	$637,587	100%	40,405	—
Mr. Travis	50%	28%	$380,422	$104,616	100%	6,630	—
Mr. Magill	55%	30%	$492,941	$149,115	90%	8,505	5,523
Mr. Graham	50%	25%	$287,191	$70,362	100%	4,459	—
Mr. Ahmad	55%	30%	$420,240	$127,123	45%	3,625	25,895

(1)	Individual NEOs percentage of salary opportunity at 100% goal achievement for LTI stock awards.
(2)	Plan Achievement % is derived by taking the “Actual %” column in the previous table times the “Weight %” column in this table.
(3)	The value of LTI stock to be awarded is derived by taking the NEOs base salary times the plan achievement percentage.
(4)	The amount of Restricted Stock Grants to be awarded is derived by taking the value of the LTI stock to be awarded times the stock ownership requirement attained divided by the closing market price of the Company’s stock on the date of grant.
(5)	The amount of Non-Qualified Stock Options to be awarded is derived by taking the balance of the LTI stock to be awarded after deducting the value of Restricted Stock Grants divided by the Black-Scholes value as of the grant date.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis section of the Company’s 2014 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2014 and its Annual Report on Form 10-K for the fiscal year ended February 28, 2014.

THE ENNIS, INC. COMPENSATION COMMITTEE

James C. Taylor, Chairman

Frank D. Bracken

Alejandro Quiroz

Summary Compensation Table

The following table sets forth fiscal year end 2014 compensation information regarding the Company’s Chief Executive Officer, Chief Financial Officer and the three remaining most highly paid executive officers during the year ended February 28, 2014, collectively, the “named executive officers”.

Name and Principal Position	Year	Salary ($)		Bonus		Stock Awards (1)		Option Awards (2)		Non-Equity Incentive Plan Compensation (3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)		All Other Compensation (5)		Total
Keith S. Walters	2014		$898,010		$—		$277,249		$—		$635,821		$64,340		$416,920		$2,292,340
Chairman of the Board, President and Chief Executive Officer	2013 2012	$ $	871,855 854,760	$ $	— —	$ $	682,095 833,749	$ $	— —	$ $	221,800 545,816	$ $	98,323 191,261	$ $	416,920 416,920	$ $	2,290,993 2,842,506

Richard L. Travis, Jr.	2014		$380,422		$—		$47,868		$5,318		$209,583		$127,446		$13,505		$784,142
Vice President— Finance, Chief Financial Officer and Treasurer	2013 2012	$ $	369,342 362,100	$ $	— —	$ $	115,589 94,825	$ $	28,948 100,238	$ $	58,518 139,046	$ $	83,412 58,090	$ $	13,400 13,753	$ $	669,209 768,052

Michael D. Magill	2014		$492,941		$—		$66,485		$19,857		$271,572		$22,280		$9,550		$882,685
Executive Vice President and Secretary	2013 2012	$ $	478,584 469,200	$ $	— —	$ $	140,032 119,792	$ $	66,015 125,296	$ $	86,337 203,398	$ $	65,813 69,062	$ $	39,550 9,550	$ $	876,331 996,298

Ronald M. Graham	2014		$287,191		$—		$44,328		$—		$139,983		$40,597		$13,866		$525,965
Vice President— Administration	2013 2012	$ $	278,827 273,360		$—	$ $	109,072 154,212	$ $	— —	$ $	39,900 98,188	$ $	101,210 104,904	$ $	28,787 15,130	$ $	557,796 645,794

Irshad Ahmad	2014		$420,240		$—		$30,334		$45,508		$231,520		$67,561		$12,966		$808,129
Vice President— Apparel Division, Chief Technology Officer	2013 2012	$ $	408,000 400,000	$ $	— —	$ $	64,954 122,726	$ $	110,797 125,296	$ $	75,847 175,604	$ $	45,885 28,097	$ $	12,706 12,699	$ $	718,189 864,422

(1)	The amounts in this column represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, of restricted stock units granted during fiscal year 2014, 2013 and 2012. All of the amounts in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting. The assumptions used to calculate these values are set forth in Note 9 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 28, 2014.
(2)	The amounts in this column reflect the aggregate grant date fair value, computed in accordance with ASC Topic 718, for awards of stock options granted during the fiscal years ended 2014, 2013 and 2012. All of the amounts in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting period. The assumptions used to calculate these values are set forth in Note 9 to our consolidated financial Statements, which are included in our Annual Report on Form 10-K for the year ended February 28, 2014.
(3)	The amounts in this column were awarded strictly by the formula calculations according to the measureable results achieved as defined in the Company’s Bonus Plan (the “Plan”).
(4)	The actuarial increase in the present value of the named executive officer’s benefits under the Company’s pension plan using the actuarial process specified by the pension plan. For named executive officers who leave and have not completed five years vesting service, amounts assume vesting in all cases and retirement at age of 65. In addition, the earnings on Company contributions in the Deferred Compensation Plan are reflected in the column. The Company contributions are invested in an array of mutual funds held in a Rabbi Trust. The investment returns are consistent with the type of funds available for retirement funds and are similar to the funds available in the Company’s 401(k) Plan. Mr. Walters, also, has 20,000 share units of phantom stock in the Company Deferred Compensation Plan. The amount in this column for Mr. Walters includes the increase (decrease) in value and dividends accrued during this year.

(5)	Information regarding the amount included in this column is as follows:

Executives’ Name	Company Contribution to Benefit Plans (a)	Perquisites and Other Personal Benefits (b)	Other (c)	Total
Keith S. Walters	$402,500	$12,000	$2,420	$416,920
Richard L. Travis, Jr.	$3,790	$8,000	$1,715	$13,505
Michael D. Magill	$—	$8,000	$1,550	$9,550
Ronald M. Graham	$2,861	$8,000	$3,005	$13,866
Irshad Ahmad	$4,402	$8,000	$564	$12,966

(a)	The contributions made to the Ennis Deferred Compensation Plan for supplemental retirement benefits. The amounts are awarded by the Compensation Committee on an annual basis. The actual contribution for Mr. Walters was $400,000. In addition, each of the named executive officers was eligible for an additional 25% match to any savings in the Company’s 401(k) Plan. The match contributions were: Mr. Walters, $2,500; Mr. Travis, $3,790; Mr. Magill, $0; Mr. Graham, $2,861; and Mr. Ahmad, $4,402.
(b)	The amount received by the named executive officers for auto allowance.
(c)	The amount paid for supplemental executive life insurance premiums during this fiscal year for Mr. Walters, Mr. Travis, Mr. Magill, Mr. Graham and Mr. Ahmad.

Grants of Plan-Based Awards

The following table provides information on stock option grants to the named executive officers during fiscal year ended February 28, 2014.

Executives’ Name	Date of Grant	Number of Shares Awarded	Grant Date Fair Value of Awards (b)
Richard L. Travis, Jr.	04/19/2013	2,720	$5,318
Michael D. Magill	04/19/2013	10,157	$19,857
Irshad Ahmad	04/19/2013	23,278	$45,508

(a)	Stock options have ten-year terms and vest in equal annual installments on successive anniversaries over 3 years. The exercise price of all options is the closing price of the Company’s stock on the grant date. The stock options are awarded as part of the Company’s Long-Term Incentive Program.
(b)	The grant date fair value of options is based on the Black-Scholes value at the time of grant ($1.955 at 4/19/13) times the number of shares awarded.

The following table provides information on restricted stock grants to the named executive officers during fiscal year ended February 28, 2014.

Executives’ Name	Date of Grant	Number of Shares Awarded (a)	Grant Date Fair Value of Awards (b)
Keith S. Walters	04/19/2013	19,733	$277,249
Richard L. Travis, Jr.	04/19/2013	3,407	$47,868
Michael D. Magill	04/19/2013	4,732	$66,485
Ronald M. Graham	04/19/2013	3,155	$44,328
Irshad Ahmad	04/19/2013	2,159	$30,334

(a)	The restricted stock grants vest in equal installments on successive anniversaries over 3 years. The restricted stock grants are awarded as part of the Company’s Long-Term Incentive Program.
(b)	The “Grant Date Fair Value of Awards” is based on the closing market price of the Common Stock ($14.05 at 4/19/13) times the number of shares awarded. For the value of these grants as of 2/28/14—see the following table.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding stock options and restricted stock held by the named executive officers as of February 28, 2014.

	Option Awards					Stock Awards (2)
Executives’ Name	Date of Option Grant	Number of Securities Underlying Unexercised Options Excercisable	Number of Securities Underlying Unexercised Options Unexcercisable (1)	Option Exercise Price	Option Expiration Date	Stock Awards Number of Shares or Units of Stock Awards That Have Not Vested	Market Value of Shares or Units of Stocks That Have Not Vested (3)

Keith S. Walters	2/27/2006	5,200	—	$19.69	2/27/2016	—	—
	4/21/2011	—	—			32,747	$517,403
	4/20/2012	—	—			29,375	$464,125
	4/19/2013	—	—			19,733	$311,781

Richard L. Travis, Jr.	2/27/2006	5,200	—	$19.69	2/27/2016	—	—
	4/29/2009	10,000	—	$8.94	4/29/2019	—	—
	4/29/2010	15,000	—	$18.46	4/29/2020	—	—
	4/21/2011	15,760	7,881	$17.57	4/21/2021	—	—
	4/20/2012	3,409	6,820	$15.48	4/20/2022	—	—
	4/19/2013	—	2,720	$14.05	4/19/2023	—	—
	4/21/2011	—	—			5,397	$85,273
	4/20/2012	—	—			4,978	$78,652
	4/19/2013	—	—			3,407	$53,831

Michael D. Magill	2/27/2006	2,600	—	$19.69	2/27/2016	—	—
	4/29/2009	6,000	—	$8.94	4/29/2019	—	—
	4/29/2010	20,000	—	$18.46	4/29/2020	—	—
	4/21/2011	19,700	9,851	$17.57	4/21/2021	—	—
	4/20/2012	7,775	15,552	$15.48	4/20/2022	—	—
	4/19/2013	—	10,157	$14.05	4/19/2023	—	—
	4/21/2011	—	—			6,818	$107,724
	4/20/2012	—	—			6,030	$95,274
	4/19/2013	—	—			4,732	$74,766

Ronald M. Graham	2/27/2006	5,200	—	$19.69	2/27/2016	—	—
	4/29/2009	5,000	—	$8.94	4/29/2019	—	—
	4/29/2010	7,500	—	$18.46	4/29/2020	—	—
	4/21/2011	—	—			5,640	$89,112
	4/20/2012	—	—			4,697	$74,213
	4/19/2013	—	—			3,155	$49,849

Irshad Ahmad	2/27/2006	1,300	—	$19.69	2/27/2016	—	—
	4/29/2009	17,000	—	$8.94	4/29/2019	—	—
	4/29/2010	20,000	—	$18.46	4/29/2020	—	—
	4/21/2011	19,700	9,851	$17.57	4/21/2021	—	—
	4/20/2012	13,050	26,101	$15.48	4/20/2022	—	—
	4/19/2013	—	23,278	$14.05	4/19/2023	—	—
	4/21/2011	—	—			6,985	$110,363
	4/20/2012	—	—			2,797	$44,193
	4/19/2013	—	—			2,159	$34,112

(1)	The stock option awards granted vest in equal annual installments over 3 years.

(2)	The awards of restricted stock granted on April 20, 2012 and April 19, 2013 as well as 7,353 of Mr. Walters’ 32,747 restricted stock grants and 1,569 of Mr. Graham’s 5,640 restricted stock grants that were granted on April 21, 2011 vest in equal annual installments over 3 years. All of the remaining awards of restricted stock granted on April 21, 2011 cliff vest at 100% after 3 years.
(3)	Calculated using the NYSE closing price of $15.80 per share of Common Stock on February 28, 2014.

Option Exercises and Stock Vested

The following table provides information as to each of the named executive officers information on exercises of stock options and the vesting of restricted stock awards during fiscal year ended February 28, 2014, including: (i) the number of shares of Common Stock underlying options exercised during fiscal year ended February 28, 2014; (ii) the aggregate dollar value realized upon the exercise of such options; (iii) the number of shares of Common Stock received from the vesting of awards of restricted stock during fiscal year ended February 28, 2014; and (iv) the aggregate dollar value realized upon such vesting on February 28, 2014, which is the vesting date of the restricted stock awards reflected in the table.

	Option Awards		Stock Awards
Executives’ Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
Keith S. Walters	—	$—	28,708	$415,371
Richard L. Travis, Jr.	—	$—	3,156	$45,613
Michael D. Magill	12,000	$1,920	3,516	$50,629
Ronald M. Graham	—	$—	5,252	$76,078
Irshad Ahmad	—	$—	1,899	$27,522

(1)	Mr. Magill exchanged 10,250 shares of Common Stock for 12,000 shares of Common Stock. The value of the shares being exchanged was used to acquire the 12,000 options being exercised.
(2)	The amount realized equals the difference between the fair market value of Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.
(3)	The amount realized is based on the market value of the stock at date of vesting.

Pension Benefits

We have a noncontributory retirement plan that covers approximately 8% of our employees. The plan provides for retirement benefits on a formula based on the average pay of the highest five consecutive compensation years during active employment, integration of certain Social Security benefits, length of service and a normal retirement age of sixty-five. All forms of remuneration, including overtime, shift differentials and bonuses, are covered by the plan. However, due to restrictions imposed by the Internal Revenue Code, effective January 1, 2002, the maximum annual compensation covered by the plan is limited to $205,000. Future years’ maximum can be increased for inflation (for 2014, the maximum is $260,000).

The following table shows the present value as of February 28, 2014 of the benefit of the named executive officers under our qualified defined benefit pension plan.

Executives’ Name	Plan	Number of Years Credited Service (1)	Change in Present Value of Accumulated Benefit During the Year	Present Value of Accumulated Benefit (2)	Payments During Fiscal 2014
Keith S. Walters	Ennis, Inc. DB Pension Plan	16.5	$50,752	$543,411	$—
Richard L. Travis, Jr.	Ennis, Inc. DB Pension Plan	8.2	$21,695	$193,987	$—
Michael D. Magill	Ennis, Inc. DB Pension Plan	10.2	$22,213	$342,758	$—
Ronald M. Graham	Ennis, Inc. DB Pension Plan	16.0	$27,687	$542,681	$—
Irshad Ahmad	Ennis, Inc. DB Pension Plan	7.0	$6,501	$86,401	$—

(1)	Credited service began on the date the named executive became eligible to participate in the plan. Participation began on January 1 following the year of employment. Accordingly, each of the named executives has been employed by Ennis for longer than the years of credited service shown above.
(2)	The assumptions and valuation methods used to calculate the present value of the Accumulated Pension Benefits shown are the same as those used by Ennis for financial reporting purposes and are described in Note 10 to Ennis Annual Report on Form 10-K for the year ended February 28, 2014.

Nonqualified Defined Contribution and Deferred Compensation in Last Fiscal Year

The following table shows the information about the contributions and earnings, if any, credited to the accounts maintained by the named executive officers under nonqualified defined contribution and deferred compensation agreements, any withdrawals or distributions from the accounts during fiscal year 2014, and the account balances on February 28, 2014.

Executives’ Name	Aggregate Balance at March 1, 2013	Executive Contribution in Fiscal Year 2014 (1)	Registrant Contribution in Fiscal Year 2014 (2)	Aggregate Earnings in Fiscal Year 2014 (3)	Aggregate Withdrawals/ Distribution	Aggregate Balance at February 28, 2014
Keith S. Walters	$5,428,026	$120,000	$402,500	$13,921	$—	$5,964,447
Richard L. Travis, Jr.	$1,493,915	$132,500	$3,790	$324,352	$—	$1,954,557
Michael D. Magill	$612,387	$—	$—	$72	$—	$612,459
Ronald M. Graham	$468,677	$—	$2,861	$13,704	$—	$485,242
Irshad Ahmad	$292,951	$10,000	$4,402	$74,578	$—	$381,931

(1)	The named executive officers are able to defer a percentage of their salary and bonus upon voluntary elections made by them into the Ennis Deferred Compensation Plan. The amounts indicated represent the portions so deferred by each named executive last fiscal year. The amounts indicated have been included in the salary column of the Summary Compensation Table on page 37.
(2)	Amounts represent contributions made by the Company for the 2014 fiscal year to the Ennis Deferred Compensation Plan for Supplemental Retirement Benefits. The amounts are awarded each year by the Compensation Committee. In addition, amounts indicated include the Company’s 401(k) Plan match of the following amounts: Mr. Walters, $2,500; Mr. Travis, $3,790; Mr. Magill, $0; Mr. Graham, $2,861 and Mr. Ahmad, $4,402. Amounts indicated have been included in the “All Other Compensation” column of the Summary Compensation Table on page 37.
(3)	Amounts representing earnings on Company contributions during the year for each named executive officer as follows: $13,588, $105,751, $67, $12,910, and $61,060 for Messrs. Walters, Travis, Magill, Graham, and Ahmad, respectively, have been included in “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 37. Included in this amount for Mr. Walters is the $13,300 gained during the year on his 20,000 shares of phantom stock.

Potential Payments upon Termination or Change in Control

The following tables summarize the estimated payments to be made under certain circumstances to each named executive officer as more completely described in the Employment Agreements section in the Compensation Disclosure and Analysis. For the purposes of the quantitative disclosure in the following tables, and accordance with SEC regulations, we have assumed that the termination took place on February 28, 2014.

The following table describes payments that would be required to each of our named executive officers in the event of a “Change in Control” as defined by the Employment Agreements.

	CHANGE IN CONTROL
Executives’ Name	Base Salary and Bonus (1)	Group Benefit Plans Continuation (2)	Other Benefits (3)	Pension Benefits	Deferred Compensation (4)	Equity Awards (5)	Total
Keith S. Walters	$3,348,232	$4,010	$20,000	$543,411	$5,964,447	$1,293,309	$11,173,409
Richard L. Travis, Jr.	$1,097,350	$1,738	$20,000	$193,897	$1,954,557	$294,389	$3,561,931
Michael D. Magill	$1,448,195	$4,010	$20,000	$342,578	$612,459	$344,164	$2,771,406
Ronald M. Graham	$817,728	$4,010	$20,000	$542,681	$485,242	$247,474	$2,117,135
Irshad Ahmad	$1,240,218	$4,985	$20,000	$86,401	$381,931	$358,553	$2,092,088

(1)	Amounts indicated in the table are as of February 28, 2014. When termination is a result of change in control as defined in Employment Agreements and qualifies for change in control, severance payment is equal to 2.99 times Mr. Walters’ base salary and prior years’ (fiscal year 2013) bonus. All other named executive officers would receive amounts equal to 2.5 times their base salary and prior years’ (fiscal year 2013) bonus. All wages and salary, bonuses, fringe benefits, pension benefits and other deferred compensation arising out of the employment relationship are treated as compensation. Transfers of stock options and stock grants are also treated as compensation payments. If current salary and prior years’ (fiscal year 2014) bonuses were used (i.e., amounts currently payable), the calculated amounts would be approximately as follows: Mr. Walters, $4,640,000; Mr. Travis, $1,495,000; Mr. Magill, $1,936,000; Mr. Graham, $1,082,000; and Mr. Ahmad, $1,650,000. “Tax gross up” payments in the amount of $1,052,738 for Mr. Walters, $316,157 for Mr. Travis and $360,481 for Mr. Ahmad would also be due.
(2)	All named executive officers receive three months of continued group benefits.
(3)	All named executive officers would receive up to $20,000 toward outplacement services.
(4)	Aggregate account value as of February 28, 2014. The amounts shown in the Nonqualified Defined Contribution and Deferred Compensation in Last Fiscal Year table on page 42 include the amounts shown in this column.
(5)	Calculated as the (i) difference between the exercise price of all outstanding in-the-money options and the closing price of the Common Stock as of February 28, 2014 ($15.80), multiplied by the number of such options as of February 28, 2014 plus (ii) the outstanding stock grants as of February 28, 2014 multiplied by the closing price of the Common Stock.
(6)	Under the terms of the employment agreements the named executive officers are entitled to a “tax gross up” in connection with a termination and severance in connection with a change in control. If the executive becomes subject to taxes of any state, local, or federal taxing authority that would not have been imposed on such payments but for the occurrence of a change of control, including any excise tax under Section 4999 of the Code and any successor or comparable provision, then in addition to any other benefits provided under or pursuant to the Agreement the Company shall pay to the executive an amount equal to the amount of any such taxes imposed or to be imposed on the executive. In addition, the Company will “gross up” this amount in an additional amount equal to the aggregate amount of taxes that are or will be payable by the executive as a result of this gross up payment.

The following table describes payments that would be required to each of our named executive officers in the event of a “Without Cause” termination as defined by the Employment Agreements.

	WITHOUT CAUSE
Executives’ Name	Base Salary and Bonus (1)	Group Benefit Plans Continuation (2)	Other Benefits (3)	Pension Benefits	Deferred Compensation (4)	Equity Awards (5)	Total
Keith S. Walters	$1,119,810	$4,010	$20,000	$543,411	$5,964,447	$1,293,309	$8,944,987
Richard L. Travis, Jr.	$438,940	$1,738	$20,000	$193,897	$1,954,557	$294,389	$2,903,521
Michael D. Magill	$579,278	$4,010	$20,000	$342,578	$612,459	$344,164	$1,902,489
Ronald M. Graham	$327,091	$4,010	$20,000	$542,681	$485,242	$247,474	$1,626,498
Irshad Ahmad	$496,087	$4,985	$20,000	$86,401	$381,931	$358,553	$1,347,957

(1)	Amounts indicated in the above table are as of February 28, 2014. When a termination is “Without Cause” as defined by the Employment Agreements, the severance amounts would be calculated as follows: 1.0 times fiscal year 2014 base salary and prior years’ (fiscal year 2013) bonus. If current salary and prior years’ (fiscal year 2014) bonuses were used (i.e., amounts currently payable), the calculated amounts would be approximately as follows: Mr. Walters, $1,552,000; Mr. Travis, $598,000; Mr. Magill, $774,000; Mr. Graham, $433,000; and Mr. Ahmad, $660,000.
(2)	All named executive officers receive three months of continued group benefits.
(3)	All named executive officers would receive up to $20,000 toward outplacement services.
(4)	Aggregate account value as of February 28, 2014. The amounts shown in the Nonqualified Defined Contribution and Deferred Compensation in Last Fiscal Year table on page 42 include the amounts shown in this column.
(5)	Calculated as the (i) difference between the exercise price of all outstanding in-the-money options and the closing price of the Common Stock as of February 28, 2014 ($15.80), multiplied by the number of such options as of February 28, 2014 plus (ii) the outstanding restricted stock grants as of February 28, 2014 multiplied by the closing price of the Common Stock.

The following table describes payments that would be required to each of our named executive officers in the event of a “With Cause” termination, as defined by the Employment Agreements.

	WITH CAUSE
Executives’ Name	Base Salary and Bonus	Group Benefit Plans Continuation	Other Benefits	Pension Benefits	Deferred Compensation (1)	Equity Awards (2)	Total
Keith S. Walters	$—	$—	$—	$543,411	$5,964,447	$—	$6,507,858
Richard L. Travis, Jr.	$—	$—	$—	$193,897	$1,954,557	$69,691	$2,218,145
Michael D. Magill	$—	$—	$—	$342,578	$612,459	$43,648	$998,685
Ronald M. Graham	$—	$—	$—	$542,681	$485,242	$34,300	$1,062,223
Irshad Ahmad	$—	$—	$—	$86,401	$381,931	$120,796	$589,128

(1)	Aggregate account value as of February 28, 2014. The amounts shown in the Nonqualified Defined Contribution and Deferred Compensation in Last Fiscal Year table on page 42 include the amounts shown in this column.
(2)	Calculated as the difference between the exercise price of all vested in-the-money options and the closing price of the Common Stock as of February 28, 2014 ($15.80), multiplied by the number of such options as of February 28, 2014.

The following table describes payments that would be required to each of our named executive officers in the event of a disability, or death termination as defined by the Employment Agreements.

	TERMINATION DUE TO DISABILITY		TERMINATION DUE TO DEATH
Executives’ Name	Compensation	Benefits (1)	Benefits (2)
Keith S. Walters	$—	$60,000	$1,250,000
Richard L. Travis, Jr.	$—	$420,000	$750,000
Michael D. Magill	$—	$—	$750,000
Ronald M. Graham	$—	$—	$750,000
Irshad Ahmad	$—	$1,140,000	$750,000

(1)	Reflects monthly long term disability benefits of $5,000 until the age of 65.
(2)	All named executive officers benefits include basic life insurance benefits of $250,000. Mr. Walters’ benefits include $1,000,000 non-qualified life insurance benefits and Mr. Travis, Mr. Magill, Mr. Graham and Mr. Ahmad include $500,000 non-qualified life insurance benefits.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

Equity Compensation Plan Table

The following table provides information about securities authorized for issuance under the Company’s equity compensation plan as of February 28, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of securities available for future issuances under equity compensation plans (excluding securities reflected in column (a)) ( c )
Equity compensation plans approved by the security holders (1)	550,307	$15.86	872,992
Equity compensation plans not approved by security holders	—	—	—

Total	550,307	$15.86	872,992

(1)	The 2004 Long-Term Incentive Plan of Ennis, Inc., as amended and restated on May 14, 2008 and amended on June 30, 2011. Includes grants of 180,902 shares of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

See “Executive Compensation – Employment Agreements” for a description of employment agreements between us and our named executive officers.

During fiscal year 2014, there were no transactions to be disclosed in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our named executives and directors, had or will have a direct or indirect material interest. Any transaction involving a related party or a potential conflict of interest must be reviewed and approved by our Board of Directors prior to being entered into by the Company.

See “Corporate Governance Matters – Code of Business Conduct & Ethics” for a discussion of our policies and procedures related to conflicts of interest.

Director Independence. See “Corporate Governance Matters – Director Independence.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Common Stock with the SEC and the NYSE, and to furnish the Company with copies of the forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to it and written representations of our officers and directors, during the year ended February 28, 2014, all Section 16(a) reports applicable to its officers and directors were filed on a timely basis.

OTHER MATTERS

The Board does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

DIRECTIONS TO ENNIS 2014 ANNUAL MEETING

If traveling from the North on I-35 East:

If on I-35E, travel South on US Hwy 287 (Ft. Worth exit), exit and take US Hwy 287 North toward Ft. Worth until you reach Midlothian (Do not take 287 Business in Midlothian). Exit at Midlothian Pkwy., turn left onto Midlothian Pkwy. and proceed to Mount Zion Rd. Turn right and continue to Community Circle and turn right. The Conference Center will be on the right in the larger of the two buildings.

If traveling from the North on US Hwy 67:

If traveling on US Hwy 67, travel South to Hwy 287 South (Do not take 287 Business in Midlothian). Take Hwy 287 South and exit at FM 663/14th St., proceed to 14th St., and turn right. Follow 14th St. until you reach Mount Zion Rd. and turn left. Continue approximately 1 block to Community Circle and turn left. The Conference Center will be on the right in the larger of the two buildings.

If traveling from the East:

If traveling from the East, take US Hwy 287 North until you reach Midlothian (Do not take 287 Business in Midlothian). Exit at Midlothian Pkwy., turn left onto Midlothian Pkwy. and proceed to Mount Zion Rd. Turn right and continue to Community Circle and turn right. The Conference Center will be on the right in the larger of the two buildings.

If traveling from the West:

If traveling from the West, take US Hwy 287 South until you reach Midlothian and take the FM 663/14th St. exit. Proceed to 14th St., turn right and continue to Mount Zion Rd. Turn left onto Mount Zion Rd. and proceed to Community Circle and turn left. The Conference Center will be on the right in the larger of the two buildings.

If traveling from the South:

If traveling from the South, take I-35E and head North to US Hwy 287 North (Ft. Worth exit). Exit and take US Hwy 287 North until you reach Midlothian (Do not take 287 Business in Midlothian). Exit at Midlothian Pkwy., turn left onto Midlothian Pkwy. and proceed to Mount Zion Rd. Turn right and continue to Community Circle and turn right. The Conference Center will be on the right in the larger of the two buildings.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 24, 2014.

Vote by Internet
• Go to www.envisionreports.com/EBF • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOP. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Frank D. Bracken	☐	☐	☐	02 - Keith S. Walters	☐	☐	☐	03 - Irshad Ahmad	☐	☐	☐

*Terms ending in 2017
		For	Against	Abstain			For	Against	Abstain
2.	Ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2015.	☐	☐	☐	3.	To approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, etc., please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ENNIS, INC.

ANNUAL MEETING OF SHAREHOLDERS

July 24, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Keith S. Walters and Richard L. Travis, Jr., or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Ennis, Inc. held of record by the undersigned at the close of business on May 27, 2014 at the Annual Meeting of Shareholders to be held July 24, 2014 or any adjournment thereof.

The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3 and in the Proxies’ discretion on matters arising under 4. This proxy confers discretionary authority upon the Proxies to cumulate votes for the election of the nominees for which proxy authority is given if (a) cumulative voting is in effect and (b) such Proxies determine that such action is necessary to elect as many of management’s nominees as possible.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

01 - Frank D. Bracken	☐	☐	☐	02 - Keith S. Walters	☐	☐	☐	03 - Irshad Ahmad	☐	☐	☐

*Terms ending in 2017

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2015.	☐	☐	☐	3.	To approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, etc., please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01UNHB

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ENNIS, INC.

ANNUAL MEETING OF SHAREHOLDERS

July 24, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Keith S. Walters and Richard L. Travis, Jr., or any one or more of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Ennis, Inc. held of record by the undersigned at the close of business on May 27, 2014 at the Annual Meeting of Shareholders to be held July 24, 2014 or any adjournment thereof.

The proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3 and in the Proxies’ discretion on matters arising under 4. This proxy confers discretionary authority upon the Proxies to cumulate votes for the election of the nominees for which proxy authority is given if (a) cumulative voting is in effect and (b) such Proxies determine that such action is necessary to elect as many of management’s nominees as possible.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.